UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZYMEWORKS INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZYMEWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ZYMEWORKS INC.

AND

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 16, 2022

NOVEMBER 25, 2022

ZYMEWORKS INC.

Notice of Annual Meeting of Stockholders

The 2022 annual meeting of stockholders (the “Meeting”) of Zymeworks Inc., a Delaware corporation (the “Company”), will be held on December 16, 2022, beginning at 9:00 a.m. Pacific Time, at the Cheakamus Room, Fairmont Waterfront, 900 Canada Place Way, Vancouver, BC V6C 3L5.

The Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

•

To elect as Class I directors the three nominees named in the proxy statement to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the appointment of KPMG LLP, chartered professional accountants, as auditors for the Company for the year ending December 31, 2022; and

•	To transact such other business that may properly come before the Meeting.

The business to be considered at the Meeting may be considered at the Meeting or at any adjournment or postponement of the Meeting.

You are entitled to vote at the Meeting or at any adjournment or postponement thereof only if you were a stockholder of the Company or a holder of exchangeable shares (the “exchangeable shares”) of Zymeworks ExchangeCo Ltd., a company existing under the laws of the Province of British Columbia and an indirect subsidiary of the Company, at the close of business on November 15, 2022 (the “Record Date”). For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling 302-274-8744 or writing to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

You are entitled to attend the Meeting or any adjournment or postponement thereof only if you were a stockholder of the Company or a holder of exchangeable shares at the Record Date or hold a valid proxy to vote at the Meeting.

Whether or not you plan to attend the Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or via the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers – How You Can Vote” beginning on page 3 and to the instructions on your proxy or voting instruction card. Interested stockholders or holders of exchangeable shares may also contact Kingsdale Advisors at 1-855-476-7981 or email contactus@kingsdaleadvisors.com.

/s/ Kenneth Galbraith
Kenneth Galbraith Chair of the Board of Directors and Chief Executive Officer
Vancouver, British Columbia November 25, 2022

Availability of Proxy Statement Materials for the Annual Meeting of Stockholders to be Held on December 16, 2022: This proxy statement and the accompanying forms of proxy or voting instruction card are being provided to stockholders and holders of exchangeable shares beginning on or about November 25, 2022.

Unless the context otherwise requires or otherwise expressly stated, all references in this notice and the accompanying proxy statement to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods on or prior to October 12, 2022, refer to Zymeworks BC Inc. and its subsidiaries and (ii) for periods on and after October 13, 2022, refer to Zymeworks Inc. and its subsidiaries. Similarly, unless the context otherwise requires or otherwise expressly stated, all references in this notice and the accompanying proxy statement to common stock or common shares (i) for periods on or prior to October 12, 2022, refer to common shares of Zymeworks BC Inc. and (ii) for periods on and after October 13, 2022, refer to common stock of Zymeworks Inc.

i

ii

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving these materials?

Our board of directors (“Board of Directors”) is making these materials available to you by mailing paper copies to you in connection with our Meeting to be held on December 16, 2022. You are invited to attend the Meeting and are entitled and requested to vote on the business items described in this proxy statement (“proxy statement”).

This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the management and the Board of Directors. This proxy statement is designed to assist you in voting your securities and includes information that we are required to provide under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Meeting will be held at 9:00 am Pacific Time at the Cheakamus Room, Fairmont Waterfront, 900 Canada Place Way, Vancouver, BC V6C 3L5.

What is included in the proxy materials?

The proxy materials include:

•	our notice of meeting;

•	our proxy statement for the Meeting;

•	proxy or voting instruction cards; and

•	our 2021 Annual Report on Form 10-K.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Meeting, the voting process, our Board of Directors and board committees, corporate governance, the compensation of our directors and named executive officers and other required information.

What does it mean if I receive more than one set of printed proxy materials?

If you receive more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each set of printed proxy materials to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy statement and annual report. How may I obtain an additional copy of the proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the proxy statement and annual report to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Zymeworks Inc.

Attn: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

legal@zymeworks.com

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank or broker directly.

Who pays the cost of soliciting proxies for the Meeting?

We will bear the cost of solicitation. This solicitation of proxies is being made to stockholders and holders of exchangeable shares by mail, but may be supplemented by telephone or other personal contact. We have engaged Kingsdale Advisors (“Kingsdale”) as proxy solicitation agent and will pay fees of approximately $60,000 Canadian dollars to Kingsdale for the proxy solicitation service in addition to certain out-of-pocket expenses. That firm expects that approximately 35 of its employees will assist in the solicitation.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders and beneficial holders of exchangeable shares.

What items of business will be voted on at the Meeting?

The business items to be voted on at the Meeting are:

•

the election as Class I directors of the three nominees named in this proxy statement to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	an advisory vote on the compensation of our named executive officers;

•	ratification of the appointment of KPMG LLP, chartered professional accountants, as our auditors for the year ending December 31, 2022; and

•	any other business that may properly come before the Meeting.

What are my voting choices?

You may vote: (1) “FOR ALL,” “WITHHOLD ALL,” and “FOR ALL EXCEPT” for the election of any or all nominees for election as directors, (2) “FOR”, “AGAINST” or “ABSTAIN” for the approval, on a non-binding, advisory basis, of the compensation of our named executive officers and (3) “FOR”, “AGAINST” or “ABSTAIN” for the ratification of the appointment of KPMG as auditors for the year ending December 31, 2022.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares: (1) “FOR” each of the three nominees named in this proxy statement for election to the Board of Directors, (2) “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers and (3) “FOR” the ratification of the appointment of KPMG as auditors for the year ending December 31, 2022.

What vote is required to approve each item?

To conduct business at the Meeting, a quorum consisting of at least 33 1/3% of the voting power of the capital stock of the Company issued and outstanding and entitled to vote must be present in person or represented by proxy. Holders of exchangeable shares will contribute to the quorum one vote per exchangeable share that has been voted or that is represented by a proxy holder at the Meeting.

As described below, broker non-votes and abstentions will be counted for determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be considered votes cast for or against a proposal.

	Proposal	Required Vote

1.	Election of Directors	Plurality of votes – nominees receiving the largest number of votes cast “FOR” at the Meeting will be elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.*

2.	Advisory Vote on Compensation of Named Executive Officers	Majority of the votes cast on the proposal – the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

3.	Ratification of Appointment of Auditors	Majority of the votes cast on the proposal – the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

*	See “Proposal 1 – Election of Directors” for a description of our majority voting policy.

What happens if additional items are presented at the Meeting?

We are not aware of any item that may be voted on at the Meeting that is not described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Where can I find the voting results?

We expect to announce preliminary voting results at the Meeting and to publish final results in a Current Report on Form 8-K that will be available on the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com promptly following the Meeting. The Form 8-K will also be available on our website at www.zymeworks.com.

How You Can Vote

What shares can I vote?

Stockholders

If you are a stockholder, you are entitled to one vote for each share of common stock that you owned at the close of business on November 15, 2022, the Record Date, at the Meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the registered stockholder and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, there were 60 registered stockholders holding 63,003,370 shares of common stock.

Holders of exchangeable shares

If you are a holder of exchangeable shares, you are entitled to exercise one vote for each exchangeable share that you owned at the close of business on November 15, 2022, the Record Date, at the Meeting and any adjournment or postponement thereof. You may vote all exchangeable shares owned by you on the Record Date, including (1) exchangeable shares held directly in your name as a registered holder of exchangeable shares and (2) exchangeable shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, there were four registered holders of exchangeable shares holding 1,424,533 exchangeable shares.

What are exchangeable shares?

On October 13, 2022 we concluded a series of transactions, including a redomicile (the “redomicile transactions”). In connection with the redomicile transactions, shareholders of our predecessor Zymeworks BC Inc. (formerly Zymeworks Inc.) exchanged their shares for either shares of our common stock or exchangeable shares issued by our subsidiary Zymeworks ExchangeCo Ltd.

The exchangeable shares were only issued to shareholders of our predecessor who made a valid election to receive these shares in lieu of shares of common stock. Exchangeable shares may be exchanged by the holder into shares of our common stock and are economically equivalent to our common stock.

Holders of exchangeable shares (excluding any of our subsidiaries who may hold any exchangeable shares) are entitled to exercise one vote for each exchangeable share that they owned at the close of business on November 15, 2022, the Record Date for the Meeting (the “voting rights”). Voting rights are exercised by Computershare Trust Company of Canada (the “share trustee”) via a share of our special voting preferred stock pursuant to the terms of a Voting and Exchange Trust Agreement dated October 13, 2022 among us, Zymeworks CallCo ULC, Zymeworks ExchangeCo Ltd. and the share trustee.

What is the difference between holding securities as a registered holder and as a beneficial owner?

Most of our stockholders and holders of exchangeable shares hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., in the case of shares of common stock, or Computershare Investor Services Inc., in the case of exchangeable shares (each separately and together, “Computershare”), you are the registered holder of the shares. If your shares are held through a bank, broker or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name.

Summarized below are some distinctions between shares held as a registered holder and those owned beneficially.

Registered Stockholder

As a registered stockholder, you have the right to grant a proxy to vote your shares to representatives from the Company or to another person, or to vote your shares at the Meeting. You have received a proxy card to use in voting your shares either by internet, telephone or mail.

Beneficial Stockholder

As the beneficial owner of shares of common stock held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the registered stockholder, you may not vote your shares at the Meeting, or any adjournment or postponement thereof, unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so. See “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?” below.

Registered Holder of Exchangeable Shares

As a registered holder of exchangeable shares, you have the right to direct the share trustee to exercise your voting rights as you instruct. If you wish to attend the Meeting and exercise the voting rights of your exchangeable shares directly, you must (1) request a proxy from the share trustee, and (2) not have previously given the share trustee instructions on how to exercise the voting rights of your exchangeable shares or have submitted a written revocation of any such previous instructions.

Beneficial Holder of Exchangeable Shares

As the beneficial owner of exchangeable shares, you have the right to direct the registered holder of exchangeable shares to instruct the share trustee to exercise the voting rights. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted.

For information on how to vote at the Meeting, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?” below.

How can I vote at the Meeting?

Registered Stockholders

Registered stockholders may vote at the Meeting by completing a ballot during the Meeting, or by delivering a completed proxy card to the inspector of election prior to the start of the Meeting.

Beneficial Stockholders

You may vote shares of common stock for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise the voting rights of your exchangeable shares by obtaining a legal proxy giving you the right to exercise the voting rights at the Meeting from the share trustee. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

Beneficial Holders of Exchangeable Shares

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights of your exchangeable shares by following the instructions provided by the bank, broker or other nominee that is the registered holder of your shares. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

How can I vote without attending the Meeting?

Whether you hold your securities as a registered holder or as a beneficial owner, you may direct how your shares are to be voted without attending the Meeting or any adjournment or postponement thereof. For directions on how to vote, please refer to the following instructions and those included on your proxy or voting instruction card. A proxy or voting instruction card will not be valid unless completed and deposited in accordance with the instructions set out in the card.

Stockholders

If you are a registered stockholder, you may vote in the following ways:

•	by Internet at www.investorvote.com/ZYME, 24 hours a day, 7 days a week, until 9:00 a.m. Pacific Time on December 14, 2022 (have your proxy card in hand when you visit the website);

•

if you are in the United States, U.S. territories or Canada, by toll-free telephone at 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, until 9:00 a.m. Pacific Time on December 14, 2022 (have your proxy card in hand when you call) or, if you are outside these areas, by calling toll 1-781-575-2300, 24 hours a day, 7 days a week, until 9:00 a.m. Pacific Time on December 14, 2022 (have your proxy card in hand when you call); or

•	by completing, signing and mailing your proxy card, which must be received by 9:00 a.m. Pacific Time on December 14, 2022.

Most stockholders who are beneficial owners of their shares and have received a voting instruction card may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the card for telephone voting availability. Beneficial stockholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently voting their shares directly by telephone. We may also utilize the Broadridge QuickVote service to assist such stockholders with voting their shares.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise voting rights by completing, signing and mailing your voting instruction card, which must be received by 9:00 a.m. Pacific Time on December 14, 2022.

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights by submitting voting instructions to the bank, broker or other nominee that is the registered holder of your shares via the voting instruction card you receive. Beneficial exchangeable shareholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently exercising their voting rights directly by telephone. We may also utilize the Broadridge QuickVote service to assist such holders with exercising their voting rights.

How will my shares be voted?

Your shares will be voted as you specifically instruct on your proxy or voting instruction card.

Stockholders

If you are a registered stockholder and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of each of the Class I director nominees named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the Company for the year ending December 31, 2022.

In addition, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

For beneficial stockholders, see “How You Can Vote—Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?”

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, your voting rights will be exercised as you instruct in your voting instruction card. If you do not return your instruction card, or if you sign and return your voting instruction card but do not provide voting instructions, your voting rights will not be exercised, and your shares will not count towards quorum at the meeting.

For beneficial holders of exchangeable shares, see “How You Can Vote—Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?”

Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares of common stock or exchangeable shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker.

If you are a beneficial stockholder and do not return your voting instruction card on a timely basis, your broker will have the authority to vote your brokerage shares only on the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will be prohibited from voting your shares without your instructions on the election of directors and on any other proposal. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the Meeting and not as votes cast. Such broker non-votes will have no effect on the outcome of the matter.

If you are a beneficial holder of exchangeable shares and you do not return your voting instruction card on a timely basis, the voting rights in respect of your exchangeable shares will not be exercised. The share trustee will be prohibited from exercising the voting rights in respect of your exchangeable shares without your instructions on the election of directors and on any other proposal. Your votes will not be counted and will not count towards a quorum at the meeting.

If I am a registered stockholder, will my shares be voted if I do not timely return my proxy card?

If you do not timely return your proxy card, your shares will not be voted and will not count towards a quorum unless you or your proxyholder attends the Meeting and any adjournment or postponement thereof and votes as described above under the heading “How You Can Vote—How can I vote at the Meeting?”.

If I am a registered holder of exchangeable shares, will my shares be voted if I do not timely return my voting instruction card?

If you do not timely return your instruction card, the voting rights in respect of your exchangeable shares will not be exercised and will not count towards a quorum unless you obtain a proxy from the share trustee and attend the Meeting and any adjournment or postponement thereof and vote as described above under the heading “How You Can Vote—How can I vote at the Meeting?”

When is the deadline to vote?

If you hold shares as the registered stockholder, your vote by proxy must be received 9:00 a.m. Pacific Time on December 14, 2022. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

If you are a registered holder of exchangeable shares, your voting instructions must be received by the share trustee before 9:00 a.m. Pacific Time on December 14, 2022, or two business days prior to any adjournment of the Meeting. The time limit for deposit of instructions may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

If you hold shares of common stock or exchangeable shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

May I change or revoke my vote?

If you are a registered stockholder, you may change your vote by: (i) providing a written notice of revocation to our Corporate Secretary at the address set out below under the heading “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the proxy statement and annual report. How may I obtain an additional copy of the proxy statement and annual report?” provided that such notice is received prior to 12:00 p.m. Pacific Time on December 15, 2022; (ii) by attending the Meeting and voting; or (iii) by granting a subsequent proxy. To be effective, the subsequent proxy must be deposited before the time specified above under the heading “How You Can Vote—When is the deadline to vote?” for the deposit of proxies.

If you have followed the process for attending and voting at the Meeting, voting at the Meeting will revoke your previous proxy.

If you are a registered holder of exchangeable shares, you may change your vote by submitting a written revocation of your previous instruction to the share trustee. The written revocation must be received by 9:00 a.m. Pacific Time on December 14, 2022.

For shares of common stock or exchangeable shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Meeting and voting.

Attending the Meeting

Who can attend the Meeting?

You may attend the Meeting and any adjournment or postponement thereof only if you were a stockholder of ours at the close of business on November 15, 2022, the Record Date for the Meeting, or you hold a valid proxy to vote at the Meeting. You should be prepared to present photo identification to be admitted to the Meeting.

If you are not a registered stockholder, but are the beneficial owner of shares held in street name through a bank, broker or other nominee, or if you are a holder of exchangeable shares, in order to be admitted to the Meeting you must also provide proof of beneficial ownership on the Record Date, such as your account statement, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The Meeting will be held at the Cheakamus Room, Fairmont Waterfront, 900 Canada Place Way, Vancouver, BC V6C 3L5 and will begin promptly at 9:00 a.m. Pacific Time. Please allow ample time for check-in procedures.

If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?

The following applies to holders of exchangeable shares and beneficial stockholders who wish to appoint themselves as proxyholder to attend, participate or vote at the Meeting.

Beneficial Stockholders or Beneficial Holders of Exchangeable Shares

If you are a beneficial stockholder or beneficial holder of exchangeable shares and wish to vote at the Meeting, you have to request a legal proxy by selecting the applicable box in the voting instruction form sent to you by the bank, broker or other nominee that is the registered holder of your shares, follow all of the applicable instructions provided by the bank, broker or other nominee that is the registered holder of your shares AND register yourself as your proxyholder. By doing so, you are instructing the bank, broker or other nominee that is the registered holder of your shares to appoint you as proxyholder. It is important that you comply with the signature and return instructions provided by the bank, broker or other nominee that is the registered holder of your shares.

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares and wish to attend the Meeting and exercise the voting rights of exchangeable shares directly, you must (1) request a proxy from the share trustee and (2) not have previously given the share trustee instructions on how to exercise the voting rights of the exchangeable shares or have submitted a written revocation of any such previous instructions.

Obtaining Additional Information

How may I obtain financial and other information about Zymeworks Inc.?

Our consolidated financial statements are included in our 2021 Annual Report on Form 10-K. We filed our Annual Report on Form 10-K with the SEC, 100 F Street, N.E., Washington, D.C. 20549 and, in Canada, on SEDAR. We

also will furnish a copy of our 2021 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by writing to our Corporate Secretary at the address below under the heading in “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the proxy statement and annual report. How may I obtain an additional copy of the proxy statement and annual report?”.

By writing to us, stockholders also may obtain, without charge, a copy of our certificate of incorporation, bylaws, corporate governance guidelines, code of conduct and Board of Directors standing committee charters.

What if I have questions for the Company’s transfer agent?

If you are a registered stockholder and have questions concerning stock certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

or P.O. Box 43006

Providence, RI 02940-3006

United States or Canada: (800) 736-3001

Non-United States or Canada: (781) 575-3100

If you are a registered holder of exchangeable shares and have questions concerning share certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Investor Services Inc.

100 University Ave, 8th Floor,

Toronto, ON, M5J 2Y1

How do I obtain additional copies of this proxy statement or voting materials?

If you need additional copies of this proxy statement or voting materials, please contact us at:

Zymeworks Inc.

Attn: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

legal@zymeworks.com

SHARE OWNERSHIP

The table below indicates information as of November 15, 2022, regarding the beneficial ownership of our common stock for:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all executive officers and directors as a group.

In accordance with SEC rules, for the purposes of calculating percent ownership, as of November 15, 2022, 63,003,370 shares of common stock were issued and outstanding, and, for any individual who beneficially owns shares represented by exchangeable shares, warrants, options, or restricted stock units that are exercisable or vest within sixty days of November 15, 2022, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. To our knowledge, except as noted in the table below, no person or entity is the beneficial owner of more than 5% of the voting power of our common stock as of November 15, 2022.

Except as otherwise indicated, the address of each of the persons in this table is 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned	Total Voting Percentage †
5% and Greater Stockholders:
EcoR1 Capital, LLC	7,568,573	(1)	12.01%	11.75%
Redmile Group, LLC	6,075,918	(2)	9.64%	9.43%
Armistice Capital, LLC	5,785,000	(3)	9.18%	8.98%
Eventide Asset Management	5,380,200	(4)	8.54%	8.35%
Morgan Stanley	5,258,975	(5)	8.35%	8.16%
Perceptive Advisors LLC	4,400,099	(6)	6.98%	6.83%
All Blue Falcons FZE	3,989,498	(7)	6.33%	6.17%
Baker Bros. Advisors LP	3,813,196	(8)	5.86%	5.73%
Directors and Named Executive Officers:
Christopher Astle (9)	9,407	(10)	*	*
Troy M. Cox	55,500	(11)	*	*
Kenneth Galbraith	—		—	—
Diana Hausman	7,377	(12)	*	*
Kenneth Hillan	59,425	(13)	*	*
Neil Josephson	147,979	(14)	*	*
Neil Klompas	539,824	(15)	*	*
Susan Mahony	48,000	(16)	*	*
Kelvin Neu	9,000	(17)	—	—
Anthony Polverino	36,407	(18)	*	*
James Priour	2,513	(19)	*	*
Hollings C. Renton	59,425	(20)	*	*
Natalie Sacks	53,140	(21)	*	*
Ali Tehrani	1,597,481	(22)	2.48%	2.43%
Lota Zoth	61,117	(23)	*	*
Paul Moore (24)	—		—	—
All Directors and Executive Officers:
All current executive officers and directors as a group (12) persons (25)	1,042,817		1.63%	1.59%

*	Less than one percent
†

Percentage of total voting power represents voting power with respect to all shares of our common stock and the voting rights of the exchangeable shares exercised via the share of our special voting preferred stock, as a single class. Each holder of our common stock is entitled to one vote per share, and each holder of an exchangeable share is entitled to voting rights equivalent to one vote per exchangeable share on all matters submitted to our stockholders for a vote. The common stock and the special voting preferred stock (exercising the voting rights of the exchangeable shares) vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our certificate of incorporation or bylaws.

(1)

Based on a Form 3 filed on November 1, 2022, consists of 7,568,573 shares of common stock held by EcoR1 Capital, LLC (“EcoR1”), Oleg Nodelman and EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”). EcoR1 is the general partner and investment adviser of private funds, including Qualified Fund. Mr. Nodelman is the manager and controlling owner of EcoR1. The address of these entities and this individual is 357 Tehama Street #3, San Francisco, California 94103.

(2)

Based on a Form 4/A filed October 18, 2022, consists of 6,075,918 shares of common stock held by certain private investment vehicles and separately managed accounts managed by Redmile Group, LLC (“Redmile”) and may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and separately managed accounts and Jeremy C. Green as of October 13, 2022. The address for this entity and individual is One Letterman Drive Building D, Suite D3-300, San Francisco, CA 94129 and c/o Redmile Group LLC, 45 W. 27th Street, Floor 11, New York, NY 10001, respectively.

(3)

Based on a Schedule 13F filed November 14, 2022, consists of 5,785,000 shares of common stock as of September 30, 2022. The address for this entity is 510 Madison Avenue, 7th Floor, New York, New York 10022.

(4)

Based on a Schedule 13F filed November 14, 2022, consists of 5,380,200 shares of common stock held by Eventide Asset Management, LLC, as of September 30, 2022. The address for this entity is One International Place, Suite 4210, Boston MA, 02110.

(5)

Based on a Schedule 13F filed November 14, 2022, consists of 5,258,975 shares of common stock held by Morgan Stanley as of September 30, 2022. The address for this entity is 1585 Broadway, New York, NY, 10036.

(6)

Based on a Schedule 13F filed November 14, 2022, consists of 4,400,099 shares of common stock held by Perceptive Advisors LLC as of September 30, 2022. The address for this entity is 51 Astor Place, 10th Floor, New York, NY 10003.

(7)

Based on a Schedule 13D/A filed May 26, 2022, consists of 3,709,498 shares of common stock directly beneficially owned by All Blue Falcons FZE and 280,000 shares of common stock underlying call options. Daniel Edward Llewellen Cookson may be deemed to beneficially own all of these shares of common stock by virtue of his position as a control person of All Blue Falcons FZE. The address for this entity and individual is Office 2301, 23rd Floor API Trio Tower, Al Bashra 1, Dubai, United Arab Emirates.

(8)

Based on a Schedule 13F filed November 14, 2022 and company records, consists of 1,708,472 shares of common stock as of September 30, 2022, 25,500 shares of common stock issuable upon exercise of options exercisable within 60 days after November 15, 2022, and 2,079,224 shares of common stock issuable upon exercise of prefunded warrants held by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker. The address for these entities and individuals is 860 Washington Street, 3rd Floor, New York, NY 10014.

(9)	Dr. Astle is not a named executive officer in this Proxy Statement, but he is a current executive officer as a result of his appointment as Chief Financial Officer on February 24, 2022.
(10)

Consists of 670 shares of common stock, 7,187 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022, and 1,550 restricted stock units scheduled to vest within 60 days after November 15, 2022.

(11)	Consists of 7,500 shares of common stock and 48,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(12)

Shareholdings are based on information available to the Company as of the date of Dr. Hausman’s resignation in May 2021. Consists of 5,377 shares held personally and 2,000 shares held by Dr. Hausman’s spouse as of May 15, 2021, Dr. Hausman’s last day as an employee of the Company.

(13)	Consists of 59,425 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(14)	Consists of 14,449 shares of common stock and 133,530 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(15)

Consists of 14,801 shares held personally and 700 shares held by S. Jennifer Heine, and 524,323 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.

(16)	Consists of 48,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(17)

Consists of 9,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(18)	Shareholdings are based on information available to the Company as of the date of Dr. Polverino’s termination in January 2022. Consists of 36,407 shares of common stock.

(19)	Shareholdings are based on information available to the Company as of the date of Mr. Priour’s termination in January 2022. Consists of 2,513 shares of common stock.
(20)	Consists of 59,425 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(21)	Consists of 53,140 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(22)

Based solely on information in Zymeworks’ records, consists of 260,325 shares of common stock held personally, 55,511 shares of common stock held by Charissa Tehrani, and 1,281,645 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.

(23)	Consists of 61,117 shares of common stock issuable upon the exercise of options exercisable within 60 days after November 15, 2022.
(24)	Dr. Moore is not a named executive officer in this Proxy Statement, but he is a current executive officer as a result of his appointment as Chief Scientific Officer on July 18, 2022.
(25)

Although Dr. Hausman, Dr. Polverino, Mr. Priour and Dr. Tehrani are considered named executive officers for the purposes of this beneficial ownership table, they are no longer with the Company and are thus not included in the total of shares beneficially owned by the current directors and executive officers as a group.

GOVERNANCE

On July 15, 2022, we announced our intention to become a Delaware corporation, subject to receipt of necessary shareholder, stock exchange, and court approvals. The redomicile transactions were completed on October 13, 2022. Unless the context otherwise requires or otherwise expressly stated, all references in this section to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods prior to the completion of the redomicile transactions, refer to Zymeworks BC Inc. (formerly Zymeworks Inc., a British Columbia corporation) and its subsidiaries and (ii) for periods after the completion of the redomicile transactions, refer to Zymeworks Inc. (formerly Zymeworks Delaware Inc., a Delaware corporation) and its subsidiaries. Similarly, unless the context otherwise requires or otherwise expressly stated, all references in this section to common stock or common shares (i) for periods prior to the completion of the redomicile transactions, refer to common shares of Zymeworks BC Inc. and (ii) for periods after the completion of the redomicile transactions, refer to common stock of Zymeworks Inc.

Our business and affairs are managed, and all corporate powers are exercised, under the direction of our Board of Directors. Our Board of Directors establishes fundamental corporate policies and oversees our performance and our Chief Executive Officer and the other officers to whom our Board of Directors has delegated authority manage our day-to-day business operations.

Our Board of Directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the Company’s governance. It also has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to members of our Board of Directors and our executive officers as well as all of our employees. Several standing committees (audit, compensation, nominating and corporate governance, and research and development) assist our Board of Directors in carrying out its responsibilities. Each standing committee operates under a written charter adopted by our Board of Directors.

Our corporate governance guidelines, audit, compensation, nominating and corporate governance, and research and development committee charters and Code of Conduct are posted on our website at www.zymeworks.com. We intend to post on our website any amendments or waivers to our Code of Conduct requiring disclosure under applicable SEC or NYSE rules. Paper copies of these documents, as well as our governing documents (including our certificate of incorporation and bylaws) may be obtained upon request by writing to: Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Pursuant to our bylaws, the holders of 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Anti-Hedging Policy

Under the terms of our Insider Trading Policy, all directors, officers, employees, as well as any other personnel that we determine should be subject to our Insider Trading Policy (such as contractors and consultants), any person or entity an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions and an insider’s spouse, partner, parents, children, dependents and other family members or roommates, are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities.

Board of Directors

Our Board of Directors is responsible for the stewardship of the Company and providing oversight as to the management of our business and affairs, including providing guidance and strategic oversight to management.

Board Leadership

Our Board of Directors has a Chair, currently Mr. Kenneth Galbraith, who has authority, among other things, to call and preside over the meetings of the Board of Directors. The Chair, in consultation with the chair of any applicable committee and other directors, as appropriate, shall establish the agenda for meetings of the Board of Directors. If the Chair is not an independent director, then an independent lead director should act as the effective independent leader of the Board of Directors and ensure the Board of Directors’ agenda will enable it to successfully carry out its duties.

Our corporate governance framework provides our Board of Directors flexibility to determine the appropriate leadership structure for the company, and whether the roles of Chair and Chief Executive Officer should be separated or combined. In making this determination, our Board of Directors considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of Chair is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.

Mr. Galbraith has extensive knowledge of all aspects of our business, industry and customers, and is best positioned to identify strategic priorities, lead critical discussions and execute our business plans. We believe that Mr. Galbraith’s combined role of Chair and Chief Executive Officer enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and a strong independent board committee system. As a result of our Board of Directors having a majority of independent directors and its related independent committees, our Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Because Mr. Galbraith is the Chair of our Board of Directors and also our Chief Executive Officer, our Board of Directors has appointed Ms. Lota Zoth to serve as our lead independent director. As lead independent director, Ms. Zoth presides over periodic meetings of our independent directors, serves as a liaison between Mr. Galbraith and our independent directors, works with the other directors to ensure the Board of Directors is provided with timely and relevant information as is necessary to effectively discharge its fiduciary duties and responsibilities, ensures that the Board of Directors and its committees have the appropriate resources to support their work, in particular, accurate, timely and relevant information and performs such additional duties as our board of directors may otherwise determine or delegate.

We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report regularly to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board of Directors receives regular reports on our operations from our Chief Executive Officer, as well as other members of management. Our Board of Directors reviews these reports and makes inquiries in their business judgment.

Our Board of Directors also fulfills its oversight role through the operations of its various committees, including our audit committee. Our Board of Directors receives periodic reports on each committee’s activities. Our audit committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. Our audit committee receives reports from our Chief Financial Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions.

Director Independence

The Board of Directors has determined that all directors, except Mr. Galbraith, meet the independence requirements under the NYSE Listing Rules, and qualify as “independent directors” under the NYSE Listing Rules. Mr. Galbraith is not considered independent by virtue of being our Chief Executive Officer.

The Board of Directors also determined that Mr. Cox, Dr. Mahony and Ms. Zoth, who comprise our audit committee; Dr. Mahony, Mr. Renton and Ms. Zoth, who comprise our compensation committee; Mr. Cox, Dr. Hillan and Dr. Sacks, who comprise our nominating and governance committee; and Drs. Hillan, Neu and Sacks, who comprise our research and development committee, satisfy the independence standards for those committees established by applicable SEC rules and the NYSE Listing Rules.

In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “—Certain Relationships and Related Transactions.”

There are no family relationships among any of our directors, director nominees or executive officers.

The following directors are directors of other reporting issuers as of November 15, 2022, as set out below:

Director	Reporting Issuer

Troy M. Cox	SomaLogic, Inc. SOPHIA GENETICS SA

Kenneth Galbraith	Profound Medical Corp.

Kenneth Hillan	Sangamo Therapeutics, Inc.

Susan Mahony	Assembly Biosciences, Inc. Horizon Therapeutics Public Limited Company

Hollings C. Renton	AnaptysBio, Inc.

Natalie Sacks	Caribou Biosciences, Inc.

Lota Zoth	89 Bio, Inc. Inovio Pharmaceuticals, Inc. Lumos Pharma, Inc.

Board and Committee Meetings; Executive Sessions

At regularly scheduled Board of Directors and committee meetings, directors review and discuss management reports regarding our performance, prospects and plans, as well as significant opportunities and immediate issues facing us. At least once a year, our Board of Directors also reviews management’s long-term strategic and financial plans.

The Chair, in consultation with the chair of any applicable committee, the lead independent director and other directors, as appropriate, establishes the agenda for meetings of the Board of Directors. Committee agendas and schedules are set by or in consultation with the committee chair. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at Board of Directors and its committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

To encourage and enhance communication among non-employee directors, and as required under applicable NYSE Listing Rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a period basis.

During our fiscal year ended December 31, 2021, our board of directors held 13 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

During the year ended December 31, 2021, our Board of Directors held 13 meetings. The table below provides the attendance record for our directors at the meetings held in 2021:

Director	Attendance Record
Troy M. Cox	13/13
Kenneth Galbraith (1)	0/0
Kenneth Hillan	12/13
Susan Mahony	13/13
Kelvin Neu	13/13
Hollings C. Renton	13/13
Natalie Sacks	13/13
Ali Tehrani (2)	13/13
Lota Zoth	13/13

(1)	Mr. Galbraith joined our Board of Directors in January 2022.
(2)	Dr. Tehrani resigned from our Board of Directors in January 2022.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. Seven out of eight members of our Board of Directors attended our 2021 annual general meeting, which was held in virtual format.

Board Committees

The following chart sets forth our Board of Directors’ standing committees and membership on these committees as of November 15, 2022:

Director	Audit	Nominating and Corporate Governance	Compensation	Research and Development
Troy M. Cox	Member	Member	—	—
Kenneth Hillan (1)	—	Chair	—	Member
Susan Mahony	Member	—	Member	—
Kelvin Neu	—	—	—	Member
Hollings C. Renton	—	—	Chair	—
Natalie Sacks	—	Member	—	Chair
Lota Zoth (1)	Chair	—	Member	—
Kenneth Galbraith	—	—	—	—

(1)	Dr. Hillan served as a member of the Compensation Committee until May 2021. Ms. Zoth became a member of the Compensation Committee in May 2021.

Audit Committee

Our audit committee consists of Mr. Cox, Dr. Mahony and Ms. Zoth. Ms. Zoth serves as the chair of our audit committee. Our Board of Directors has determined that each of Mr. Cox and Ms. Zoth is an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The members of our audit committee are “financially literate” and “independent” within the meaning of NYSE rules.

The education and experience of each member of the audit committee that is relevant to the performance of their responsibilities as a member of the audit committee is described below under “Proposal 1 – Election of Directors.”

Ms. Zoth currently serves on the audit committees of three other public companies: 89 Bio, Inc., Inovio Pharmaceuticals, Inc., and Lumos Pharma, Inc. Based on Ms. Zoth’s extensive knowledge and experience, including as a senior executive, as a certified public accountant and as a member of the board of directors of other life sciences companies, our Board of Directors has determined that Ms. Zoth’s simultaneous service on those audit committees does not impair her ability to effectively serve on our audit committee.

The principal purposes of our audit committee are to:

•	assist our Board of Directors in its oversight of:

•	the quality, audit and integrity of our financial statements and related information;

•	the independence, qualifications, appointment and performance of our external auditor;

•	our disclosure controls and procedures, internal control over financial reporting, and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	the organization and performance of our internal audit function;

•	our compliance with applicable legal and regulatory requirements;

•	our enterprise risk management processes; and

•

prepare the report required by SEC rules to be included in our proxy statement for the annual meeting of stockholders, and for performing other duties and responsibilities as are enumerated in or consistent with the audit committee’s charter.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our audit committee, consistent with the rules of the NYSE and the SEC, a current copy of which is available on our website at www.zymeworks.com. Our audit committee has access to all of our books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority in its sole discretion and at our expense to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities. Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Our audit committee held four meetings during the year ended December 31, 2021. The table below provides the attendance record for audit committee members at audit committee meetings held in 2021:

Director	Attendance Record
Troy M. Cox	4/4
Susan Mahony	4/4
Lota Zoth	4/4

Compensation Committee

Our compensation committee currently consists of Dr. Mahony, Mr. Renton and Ms. Zoth, and is chaired by Mr. Renton. The functions of this committee include:

•	reviewing and making recommendations with respect to the goals and objectives of the Company’s executive compensation plans and the goals and objectives of such plans;

•	reviewing and recommending to our Board of Directors the manner in which executive compensation should be tied to corporate goals and objectives;

•

annually reviewing the corporate goals and objectives applicable to the compensation of all executive officers, including the Chief Executive Officer, evaluating at least annually each executive officer’s performance in light of those goals and objectives, assessing the competitiveness and appropriateness of the Company’s executive officer compensation policies and determining or recommending, as applicable, such executive officer’s compensation;

•	reviewing, administering and approving, or making recommendations to our Board of Directors regarding the Company’s equity-based plans;

•	reviewing the executive compensation disclosure for inclusion in the Company’s public disclosure documents and, if appropriate, recommending the approval and disclosure of such information; and

•	reviewing director compensation for service on our Board of Directors and board committees at least once a year and recommending any changes to our Board of Directors.

Additional discussion of the role and responsibilities of the compensation committee is set forth below under “Executive Compensation—Compensation Discussion and Analysis.”

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our compensation committee consistent with the rules of the NYSE and the SEC, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the members of our compensation committee is independent as defined by NYSE rules.

Our compensation committee held seven meetings during the year ended December 31, 2021. The table below provides the attendance record for our compensation committee members at compensation committee meetings held in 2021:

Director	Attendance Record
Kenneth Hillan (1)	3/3
Susan Mahony	7/7
Hollings C. Renton	7/7
Lota Zoth (1)	4/4

(1)	Dr. Hillan served as a member of the Compensation Committee until May 2021. Ms. Zoth became a member of the Compensation Committee in May 2021.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Cox, Dr. Hillan and Dr. Sacks. The nominating and corporate governance committee is chaired by Dr. Hillan.

The nominating and corporate governance committee’s purpose is to assist our Board of Directors in:

•	identifying individuals qualified to become members of our Board of Directors;

•	selecting or recommending that our Board of Directors select director nominees for the next annual meeting of stockholders and determining the composition of our Board of Directors and its committees;

•

developing and overseeing a process to assess our Board of Directors, the Chair of the Board of Directors, the committees of the Board of Directors, the chairs of the committees and individual directors; and

•	developing and implementing our corporate governance guidelines.

It is the responsibility of the nominating and corporate governance committee to regularly evaluate the overall efficiency of our Board of Directors and our Chair and all board committees and their chairs.

Our Board of Directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee has developed a skills and competencies matrix for our Board of Directors as a whole and for individual directors.

The nominating and corporate governance committee may retain, at the Company’s expense, outside counsel or other advisors as necessary to assist in the performance of its duties and responsibilities.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our nominating and corporate governance committee, a current copy of which is available on our website at www.zymeworks.com.

Director Nominations

Our nominating and corporate governance committee identifies, selects and recommends to the Board of Directors individuals qualified to serve both on the Board of Directors and on committees of the Board of Directors, including persons suggested by stockholders and others, in accordance with our certificate of incorporation and bylaws. In identifying new candidates for our Board of Directors, the nominating and corporate governance committee considers what competencies and skills our Board of Directors as a whole should possess, assesses the competencies and skills of each existing and potential director, and considers the personality and other qualities of each existing and potential director, as these may ultimately determine the boardroom dynamic. All directors are required to possess fundamental qualities of intelligence, honesty, integrity, ethical behavior, fairness and responsibility and be committed to representing the long-term interests of the stockholders. They must also have a genuine interest in the Company and be able to devote sufficient time to discharge their duties and responsibilities effectively.

The nominating and corporate governance committee seeks to identify qualified candidates for nomination as directors and make recommendations to the Board of Directors. When identifying candidates to nominate for election to the Board of Directors, the primary objectives of the nominating and corporate governance committee are to ensure consideration of individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities, having regard to the Company’s current and future plans and objectives, as well as anticipated industry and market developments. In accordance with the Company’s corporate governance guidelines, the nominating and corporate governance committee also believes that having a diverse Board of Directors can offer a breadth and depth of perspectives that enhance the Board of Directors’ performance. The nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race and national origin and, accordingly, recommendations concerning director nominees are based on these considerations, in addition to merit and past performance, expected contribution to the Board of Directors’ performance, and knowledge of the industry and sector in which the Company operates. Additionally, in evaluating and identifying potential nominees, the nominating and corporate governance committee evaluates skills which may complement those already serving, or provide additional expertise not already present on the Board of Directors.

In furtherance of the Company’s commitment to diversity, the nominating and corporate governance committee will balance these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to the Board of Directors. Although the Company has not adopted specific targets, the nominating and corporate governance committee will consider the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors. Members of our Board of Directors self-identify as set forth in the table below:

Board Diversity Matrix (As of November 15, 2022)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
Asian (other than South Asian)	0	1	0	0
Black (1)	0	0	0	0
Hispanic or Latinx	0	0	0	0
Indigenous (2)	0	0	0	0
Middle Eastern	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
South Asian	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
Did Not Disclose Racial or Ethnic Background	1	0	0	0
LGBTQ+	2

(1)	Includes African American, people of African or Caribbean descent.
(2)	Includes Alaskan Native, Native American, First Nations, Métis or Inuit.

The nominating and corporate governance committee will consider for nomination qualified director candidates recommended by our stockholders in accordance with our certificate of incorporation and bylaws. Any stockholder who wishes to recommend a director candidate is directed to submit written notice of the nomination to our Corporate Secretary at our principal executive offices. For details on the requirements for the submission of such notice, see “Other Matters—Advance Notice Policy” in this proxy statement.

All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our Board of Directors.

Our Board of Directors has determined that each of the members of our nominating and corporate governance committee is independent as defined by the NYSE rules.

The nominating and corporate governance committee met three times during the year ended December 31, 2021. The table below provides the attendance record for nominating and corporate governance committee members at nominating and corporate governance committee meetings held in 2021:

Director	Attendance Record
Troy M. Cox	3/3
Kenneth Hillan	3/3
Natalie Sacks	3/3

Research and Development Committee

Our research and development committee currently consists of Drs. Hillan, Neu and Sacks, and is chaired by Dr. Sacks. The functions of this committee include:

•

reviewing and making recommendations with respect to the Company’s research and development strategy as well as the long-term strategic goals and objectives and the Company’s progress in achieving such goals and objectives;

•

reviewing and making recommendations with respect to the Company’s position and strategies in relation to emerging scientific trends and activities critical to the success of research and development; and

•	reviewing and making recommendations with respect to the Company’s pipeline and the progress thereof, and the quality, direction and competitiveness of the Company’s research and development programs.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our research and development committee, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the members of our research and development committee is independent as defined by NYSE rules.

Our research and development committee held three meetings during the year ended December 31, 2021. The table below provides the attendance record for research and development committee members at research and development committee meetings held in 2021:

Director	Attendance Record
Kenneth Hillan	3/3
Kelvin Neu	3/3
Natalie Sacks	3/3

Corporate Sustainability Initiatives

As a clinical-stage biopharmaceutical company, we are not yet in a position to implement a broad-based sustainability program. However, our mission is to enable patients to return home to their loved ones, disease free. We believe that we have a unique ability to use our combined talents to achieve something bigger than ourselves. Our four strategic business pillars (People, Operating with Integrity, Transformative Health and Responsible Growth), help us drive performance in achieving our mission while aligning our success with responsible business practices and the expectations of our stakeholders.

Established in 2015 by the United Nations General Assembly, Sustainable Development Goals (SDGs) provide a blueprint to achieve a better and more sustainable future for all. We believe that all companies—no matter their size or industry—can contribute meaningfully to fulfilling the SDGs. We hope to lead the way for biotechnology companies of our size and stage of development. Through our strategic business pillars, Zymeworks is actively working to contribute to the following SDGs:

People

Continuous improvement, learning and corporate support for individual development are the foundations of excellence at Zymeworks. We will continue to invest in the professional growth of our workforce.

We come from many backgrounds and are committed to providing equal opportunities for people with different abilities and experiences by creating a diverse and inclusive culture, with particular attention to gender diversity in management roles and leadership positions. Everyone belongs at Zymeworks.

Operating with Integrity Operating with steadfast integrity across all facets of the business enables transformational ideas to grow, leading to commercial success and deeply meaningful work.

Transformative Health

Our purpose it to provide patients with access to innovative therapeutics, shaping new possibilities and returning patients home to their loved ones, disease free.

We partner extensively with global pharmaceutical leaders to advance our proprietary technologies, improve practices and advance global health.

Our expanded access program gives patients in need access to investigational therapeutics, actively reducing barriers to accessing potentially life-saving treatments.

Responsible Growth

We are focused on designing and implementing waste reduction and sustainability practices throughout the products supply chain as we build toward potential commercialization.

We are joining the global call to action on climate change by developing greener facilities and implementing operational strategies to reduce our environmental impact as we grow.

Our new office and laboratory facilities in Vancouver (occupancy in February 2022) have been designed to incorporate energy-efficiency and best practices in line with LEED standards, including:

•	high-efficiency, motion-activated LED lighting systems to reduce energy required and cooling demand;

•	aligning laboratory exhaust heat recovery system with ASHRAE 90.1.2016;

•	installation of motion-activated, low-flow plumbing fixtures;

•	nighttime HVAC set back, reducing the lab’s energy consumption when not in use;

•	dedicated storage to collect recyclables and compost;

•	ventilation system designed in line with ASHRAE 62.1-2001, to provide high-quality indoor air;

•	bicycle storage available on-site with proximity to convenient bike routes to encourage non-motor vehicle transportation;

•	Zymeworks supports smarter vehicle transportation by subsidizing transit passes and ensuring our building has electric vehicle charging stations.

At Zymeworks, we recognize that our employees are an essential component of our long-term success. To foster our team of outstanding scientists and business professionals, we strive to provide the best work environment in our industry. We are committed to innovative thinking, multidisciplinary teamwork and strong leadership. Every member of Zymeworks brings value to our mission to further advance treatments and technology. Some examples of our focus on employees are:

•

Zymeworks encourages employees to participate in volunteer activities to enrich their lives and to enhance and serve their communities. Employees are paid their regular salary for up to five days per calendar year for volunteer work performed during regular business hours.

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Zymeworks encourages employees to seek out and develop the knowledge, skills and abilities that will help them grow professionally. Our professional development reimbursement policy allows employees to get reimbursed for up to 100% of the cost of approved seminars, conferences and short-term courses.

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Employees who have gone above and beyond in the pursuit of scientific excellence, the performance of their duties, or the achievement of company goals are recognized for their outstanding efforts. Recognizing and rewarding the contributions of others is at the foundation of our company culture, and underpins our dynamic, innovative and caring team.

•

We offer a competitive benefits package, including maternity, paternity and adoptive leave top-up, a variety of flexible work arrangements, matching 401(k) and RRSP programs, an employee stock purchase program, and an annual benefit per employee for personal and family wellness.

At Zymeworks, we believe that diversity is strength. Women comprise 38% of our Board of Directors and approximately 50% of our workforce. We believe that a diverse workforce in terms of gender, background, race, national origin and other factors not only positively impacts our performance and strengthens our culture, but also cultivates an essential pipeline of experienced, diverse future leaders.

We will continue to invest in our employees and culture, and anticipate reporting on other corporate sustainability initiatives in the future.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of our Board of Directors (including, without limitation, the non-management directors as a group), any committee of our Board of Directors or the chair of any such committee. Written correspondence may be sent addressed to our Board of Directors, any committee or any individual director, c/o Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Our Vice President, Legal and Corporate Secretary, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board of Directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our Board of Directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Vice President, Legal and Corporate Secretary, Chief Financial Officer or Legal Department will route such communications to the appropriate director(s) or, if none is specified, then to the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Our Vice President, Legal and Corporate Secretary, Chief Financial Officer or Legal Department may decide in the exercise of his, her or its judgment whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee of any communications received for which the Vice President, Legal and Corporate Secretary, Chief Financial Officer or Legal Department has responded.

These policies and procedures do not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a 8 under the Securities Exchange Act of 1934, as amended.

Any requests for investor relations materials should be made to the Company’s Investor Relations Department.

As part of our ongoing stockholder engagement, independent directors met with stockholders, as well as received reports of feedback from stockholder interactions with members of management and our Investor Relations Department. Stockholder feedback continues to be important to us, and we are committed to continue to engage with stockholders to understand their views.

PROPOSALS TO BE VOTED ON

Proposals 1, 2 and 3 are included in this proxy statement at the direction of our Board of Directors. Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

The nominating and corporate governance committee has recommended and our Board of Directors has nominated the following three individuals for election as directors, all of whom are currently directors:

•	Troy M. Cox;

•	Kenneth Hillan; and

•	Natalie Sacks.

In making the nominations, both our nominating and corporate governance committee and our Board of Directors considered the nominees’ other obligations, experience, tenure and attendance record. With respect to Mr. Cox in particular, the nominating and corporate governance committee and our Board of Directors considered several factors, including (a) the size, scope of duties and location of the public companies on which Mr. Cox serves as a director, (b) the fact that the company for which Mr. Cox serves as executive chairman also has a chief executive officer, (c) Mr. Cox’s nearly three decades of proven leadership and expertise in the global, strategic and operational aspects of the biopharmaceutical industry, (d) the fact that Mr. Cox does not serve on the board of any large privately-held companies; (e) his service on the Board since June 2019 and (d) Mr. Cox’s record of full attendance at Board and committee meetings in 2021 and through November 15, 2022, including after assuming the role of executive chairman.

Our Board of Directors determined that Mr. Cox and Drs. Hillan and Sacks are independent directors.

Biographical information regarding each director nominee and their qualifications to serve as a director are set forth below. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Troy M. Cox

Mr. Cox is 58 years old and has served as a member of our Board of Directors since June 2019. Mr. Cox served as Chief Executive Officer of Foundation Medicine, Inc. from February 2017 through February 2019, as a member of Foundation Medicine’s board of directors from February 2017 until July 2018, and in the additional role of President of Foundation Medicine from February 2018 until July 2018. Prior to Foundation Medicine, Mr. Cox served as Senior Vice President, Sales & Marketing at Genentech, Inc. from February 2010 until February 2017. Before joining Genentech, Mr. Cox served as President at UCB S.A. Prior to UCB BioPharma, Mr. Cox held senior commercial leadership roles with Sanofi-Aventis and Schering-Plough. Mr. Cox serves on the board of directors of SomaLogic, Inc., where he also serves as Executive Chairman, and SOPHiA GENETICS SA. Mr. Cox received a B.B.A. in finance from the University of Kentucky and an M.B.A. from the University of Missouri. Mr. Cox is a resident of Florida, USA.

We believe Mr. Cox’s nearly three decades of proven leadership and expertise in the global, strategic and operational aspects of the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Kenneth Hillan

Dr. Hillan is 61 years old and has served as a member of our Board of Directors since February 2017. Dr. Hillan has served as Head of Therapeutics at 23andMe since February 2019. Dr. Hillan served on the board of directors of Achaogen, Inc., a public biopharmaceutical company, from October 2011 until April 2019. Dr. Hillan served as Achaogen’s President and President, R&D from January 2018 to October 2018, as its Chief Executive Officer from October 2011 until December 2017, and as its Chief Medical Officer from April 2011 to July 2014. In April 2019, Achaogen filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code and most of its assets were subsequently sold to a multinational pharmaceutical company. Prior to joining Achaogen, Dr. Hillan worked at Genentech, Inc., a pharmaceutical company and a member of the Roche Group, from August 1994 to March 2011.

Dr. Hillan held progressively senior roles at Genentech, most recently holding the position of Senior Vice President & Head of Roche Product Development, Asia Pacific from April 2010 to March 2011, and was responsible for numerous successful drug approvals and led the medical and scientific strategies for Genentech’s immunology, tissue growth and repair drug portfolio. Dr. Hillan has served on the board of directors of Sangamo Therapeutics, Inc. since September 2020, and served on the board of directors of Relypsa, Inc., a publicly traded biotechnology company that was acquired in September 2016 by Galencia AG for $1.5 billion, from June 2014 to September 2016. Dr. Hillan has an M.B. and a Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow in the United Kingdom. Dr. Hillan is a Fellow of the Royal College of Surgeons, and a Fellow of the Royal College of Pathologists. Dr. Hillan is a resident of California, USA.

We believe that Dr. Hillan’s extensive experience and knowledge in the development of therapeutics and in the biotechnology industry provides the Board of Directors with valuable insight and contribution to our development of genomic medicines.

Natalie Sacks

Dr. Sacks is 58 years old and has served as a member of our Board of Directors since August 2017. Dr. Sacks is a trained oncologist, and served as the Chief Medical Officer of Harpoon Therapeutics, Inc. from October 2018 until June 2022. She has served as a director on the board of Caribou Biosciences, Inc., a genome editing company, since May 2018 and on the board of STipe Therapeutics since April 2020. Dr. Sacks served as Chief Medical Officer of Aduro Biotech from September 2016 until September 2018. Previously, she was Vice President of Clinical Development at Onyx Pharmaceuticals (acquired by Amgen Inc.), where she played a key role in the development and approval of Kyprolis®, an FDA-approved therapy for the treatment of multiple myeloma. Prior to that, she served as Vice President of Clinical Research for Exelixis where she directed the development of a portfolio of small molecules, including late-stage development of Cometriq™. In addition to her industry experience, Dr. Sacks held a faculty appointment at the University of California, San Francisco, as an assistant clinical professor of medicine in the Division of Hematology/Oncology from 2003 to 2016. She received her M.D. from the University of Pennsylvania School of Medicine, her M.S. in Biostatistics from Harvard University School of Public Health and her B.A. in Mathematics from Bryn Mawr College. Dr. Sacks is a resident of California, USA.

We believe Dr. Sacks is qualified to serve on our Board of Directors because of her extensive experience and education background in biology and biotechnology, in addition to her leadership experience as an executive for biotechnology companies.

Remaining Members of the Board of Directors

Biographical information regarding the remaining members of the Board of Directors is set forth below. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Kenneth Galbraith

Mr. Galbraith is 60 years old and has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. Previously, Mr. Galbraith served as our President from January 2022 to August 2022. Mr. Galbraith was a Managing Director at Five Corners Capital, Inc., which he founded in 2013. Most recently he served as Executive in Residence at Syncona Limited from April 2021 until January 2022. He served as Chief Executive Officer of Liminal BioSciences Inc. (formerly Prometic Life Sciences Inc.), a publicly held company, from April 2019 to November 2020, continuing as an advisor to that company from November 2020 to February 2021. He also served as Chief Executive Officer of Fairhaven Pharmaceuticals Inc. from June 2017 to April 2019. Mr. Galbraith served as a director of MacroGenics, Inc. from July 2008 until January 2022, and has served as a director of Profound Medical Corp. since January 2017, both of which are publicly held companies. He has also served as a director of several privately held companies. Previously, he joined Ventures West Capital in 2007 and founded Five Corners Capital Inc. in 2013 to manage the continued operations of the Ventures West Investment Funds. Mr. Galbraith has over 30 years of experience serving as an executive, director, investor and adviser to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith received his B.Comm. from the University of British Columbia. Mr. Galbraith resides in Cambridge, United Kingdom.

Susan Mahony

Dr. Mahony is 58 years old and has served as a member of our Board of Directors since June 2019. Dr. Mahony is an executive with over 30 years of experience in pharmaceutical and life sciences companies. Dr. Mahony served as Senior Vice President of Eli Lilly and Company and President of Lilly Oncology from February 2011 until August 2018. She joined Lilly in 2000, holding senior leadership positions in product development, marketing, human resources, and general management. Prior to joining Lilly, Dr. Mahony served in sales and marketing roles in Europe for over a decade for Schering-Plough, Amgen, and Bristol-Myers Squibb. Dr. Mahony has served on the board of directors of Assembly Biosciences, Inc. since December 2017, and on the board of directors of Horizon Therapeutics Public Limited Company since August 2019. She served on the board of directors of Vifor Pharma from May 2019 until August 2022. Dr. Mahony received a B.Sc. and a Ph.D. from Aston University and an M.B.A. from London Business School. Dr. Mahony is a resident of Indiana, USA.

Kelvin Neu

Dr. Neu is 48 years old and has served as a member of our Board of Directors since March 2020. Dr. Neu is Founder and Chief of Herringbone, a life sciences innovation practice established in January 2022. Dr. Neu was a Partner at Baker Bros. Advisors LP, a registered investment adviser, from April 2004 until January 2021. Dr. Neu previously served on the board of directors of IGM Biosciences, Prelude Therapeutics, Idera Pharmaceuticals, Aquinox Pharmaceuticals and XOMA Corporation. Dr. Neu holds an M.D. from the Harvard Medical School-MIT Health Sciences and Technology program, and spent three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. (summa cum laude) from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology. Prior to attending Princeton, Dr. Neu served for two and a half years in the military of his native Singapore. Dr. Neu is a resident of Singapore.

Hollings C. Renton

Mr. Renton is 76 years old and has served as a member of our Board of Directors since February 2017. Mr. Renton served as Chief Executive Officer and President of Onyx Pharmaceuticals, Inc. from March 1993 to March 2008 and was the chair of the board of directors of Onyx from June 2000 to March 2008. Onyx was acquired by Amgen Inc. in 2013 for $10.4 billion. Before joining Onyx, Mr. Renton was the President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, from December 1991 to December 1993. Mr. Renton served in a variety of executive roles at Cetus Corporation from 1983, including as President from 1990 to 1991, Chief Operating Officer from 1987 to 1990 and Chief Financial Officer from 1983 to 1987, prior to its acquisition by Chiron in 1991. Mr. Renton has served on the board of directors of AnaptysBio, Inc. since June 2015. Previously, Mr. Renton served on the boards of four other biopharmaceutical companies, Portola Pharmaceuticals Inc., where he had also been board chairman (March 2010 to July 2020), KYTHERA Biopharmaceuticals, Inc. (December 2014 to October 2015), Affymax, Inc. (June 2009 to November 2014) and Rigel Pharmaceuticals, Inc. (January 2004 to March 2014). Mr. Renton also previously served on the board of Cepheid Inc., a molecular diagnostics company, from March 2000 to November 2016. Mr. Renton received his M.B.A. from the University of Michigan and his B.S. in Mathematics from Colorado State University. Mr. Renton is a resident of California, USA.

Lota Zoth

Ms. Zoth is 63 years old and has served as a member of our Board of Directors since November 2016. Ms. Zoth has served as Lead Independent Director of our Board of Directors since January 2022, and served as the Chair of our Board of Directors from September 2019 to January 2022. Ms. Zoth is a Certified Public Accountant and has served as Chief Financial Officer, Chief Accounting Officer and Controller for various publicly traded companies, including MedImmune, Inc. and PSINet, Inc., and as a financial executive in various roles at Sodexho Marriott, Marriott International, Pepsi-Cola International and PepsiCo. Ms. Zoth began her career as an auditor with Ernst & Young. Ms. Zoth serves on the boards and audit committees of Nasdaq-listed biopharmaceutical companies Inovio Pharmaceuticals, Inc., Lumos Pharma, Inc. and 89Bio, Inc. Previously, Ms. Zoth served on the boards of six other biopharmaceutical companies (Aeras, Circassia Pharmaceuticals, plc, Hyperion Therapeutics, Inc., Ikaria, Inc. Orexigen Therapeutics, Inc., and Spark Therapeutics, Inc.). Ms. Zoth is a resident of Texas, USA.

Staggered Board Provisions

Our certificate of incorporation provides for a staggered board of directors consisting of three groups of directors, with directors serving staggered three-year terms. We are committed to strong corporate governance, and our Board of Directors believes that our staggered board structure provides important benefits to the Company and its stockholders, including promotion of our long-term objectives, enhanced director independence, stability and continuity of leadership, and protection from unsolicited takeovers.

Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Upon the resignation of a director, the remaining directors may fill the vacancy resulting from the resignation for the remainder of the unexpired term.

Our current directors are up for re-election as follows:

Name	Term Expires
Kenneth Hillan Natalie Sacks Troy M. Cox	Annual Meeting of Stockholders held in 2022

Hollings C. Renton Lota Zoth	Annual Meeting of Stockholders held in 2023

Susan Mahony Kelvin Neu Kenneth Galbraith	Annual Meeting of Stockholders held in 2024

Replacement or Removal of Directors

Directors appointed to fill vacancies shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.

Under our certificate of incorporation and bylaws, the number of directors of Zymeworks is set by our Board of Directors from time to time, except (a) the Board of Directors may not increase the number of directorships by more than 1/3 of the number of directors at the conclusion of the most recent annual meeting of stockholders prior to the next annual meeting of stockholders and (b) prior to the first annual meeting of stockholders, the size of the Board of Directors may not be increased by more than three. Our Board of Directors has set the number of directors at eight.

Majority Voting Policy

We have adopted a “majority voting policy” to the effect that a nominee for election as a director of Zymeworks who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by stockholders shall offer to tender their resignation to the Chair of our Board of Directors promptly following the meeting of stockholders at which the director was elected. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether or not to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and announce it in a press release within 90 days following the meeting of stockholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply for contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.

Advance Notice Policy

If a stockholder would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before 120 calendar days before the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before an annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern time, on the 120th day and no later than 5:00 p.m., Eastern time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent).

In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern time, on the 120th day prior to the day of such annual meeting and no later than 5:00 p.m., Eastern time, on the 10th day following the later of the day on which public announcement of the date of such annual meeting was first made by us and the 120th day prior to the day of the annual meeting.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Certain Relationships and Related Transactions

Other than as discussed below and the compensation arrangements discussed under “Executive Compensation—Compensation Discussion and Analysis,” since January 1, 2021, there have not been any transactions to which we are a party, nor are there any proposed transactions to which we would be a party, with related parties and which we are required to disclose pursuant to the rules of the SEC.

In March 2020, we granted to Baker Brothers Life Sciences, L.P. and 667, L.P. certain registration rights requiring us, upon request delivered by such persons on or after April 22, 2020 and subject to certain terms and conditions, to register the resale by such persons of the shares of common stock held by them. Dr. Neu, who joined our board in March 2020, served as an employee of Baker Bros. Advisors L.P., which serves as an investment adviser to Baker Brothers Life Sciences, L.P. and 667, L.P., until January 2021.

On January 31, 2022, we announced the closing of our underwritten public offering which consisted of the issuance of 11,035,000 common shares, including the exercise in full of the underwriters’ over-allotment option to purchase 1,875,000 additional common shares, and, in lieu of shares, to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were sold at a price to the public of $8.00 per common share and the pre-funded warrants were sold at a price of $7.9999 per pre-funded warrant, for aggregate gross proceeds to the Company of $115.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. Entities affiliated with Armistice Capital, LLC and Perceptive Advisors LLC purchased 2,285,000 and

1,100,000 common shares, respectively. Armistice Capital Master Fund Ltd, Baker Brothers Life Sciences, L.P. and 667, L.P. purchased 2,715,000, 577,293 and 47,707 pre-funded warrants, respectively.

Indebtedness of Directors, Executive Officers and Employees

None of our directors, executive officers, employees, former directors, former executive officers or former employees, and none of their associates, is indebted to us or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by us.

Policy Regarding Related Party Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.

The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company, other than an acquisition by us of that company, at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this proxy statement, there are no material interests, direct or indirect, of any of our directors or executive officers, any stockholder that beneficially owns, or controls or directs (directly or indirectly), more than 5% of any class or series of our outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the year ended December 31, 2021 that has materially affected or is reasonably expected to materially affect us or our subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the 2022 proxy statement, is hereby approved.”

As described in the section titled “Executive Compensation—Compensation Discussion and Analysis” included in this proxy statement below, we believe that our executive compensation program is designed to support the Company’s long-term success.

We urge stockholders to read the section titled “Executive Compensation—Compensation Discussion and Analysis” and the related narrative and tabular compensation disclosure included in this proxy statement. The “Compensation Discussion and Analysis” provides detailed information regarding our executive compensation program and policies and procedures, as well as the compensation of our named executive officers.

Required Vote: Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal While this non-binding, advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the compensation committee, we value the opinions of our stockholders. Accordingly, our Board of Directors and the compensation committee will consider the outcome of this non-binding, advisory non-binding vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF AUDITORS

The members of our audit committee and our Board of Directors believe the continued retention of KPMG LLP (“KPMG”) as our independent registered accounting firm is in the best interests of the Company and our stockholders. Ratification requires the affirmative vote of a majority of the votes cast for or against the proposal. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. Representatives of KPMG are expected to attend the Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Principal Independent Accountant Fees and Services

KPMG has served as our independent registered public accounting firm since June 24, 2015.

Aggregate fees billed by our independent auditors, KPMG, for the years ended December 31, 2021 and December 31, 2020, are detailed in the table below:

	2021 ($) (5)	2020 ($) (6)
Audit Fees (1)	639,300	523,800
Audit Related Fees (2)	—	—
Tax Fees (3)	293,800	242,600
All Other Fees (4)	—	—

Total Fees Paid	933,100	766,400

(1)	Fees for audit service on an accrued basis.
(2)	Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit of the financial statements.
(3)	Fees for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees billed by the auditor for products and services not included in the foregoing categories.
(5)	Canadian dollar amounts have been converted to U.S. dollars based on the historical Canadian to U.S. average daily rate of exchange as of December 31, 2021.
(6)	Canadian dollar amounts have been converted to U.S. dollars based on the historical Canadian to U.S. average daily rate of exchange as of December 31, 2020.

Pre-approval Policies and Procedures

Our audit committee has established a policy of reviewing, in advance, and either approving or not approving, all audit, audit-related, tax and other non-audit services that our independent registered public accounting firm provides to us. This policy requires that all services received from independent registered public accounting firms be approved in advance by the audit committee or a delegate of the audit committee. The audit committee has delegated pre-approval responsibility to the chair of the audit committee with respect to non-audit related fees and services for pre-approval requests made between audit committee meetings. All services that KPMG provided to us in 2021 and 2020 have been pre-approved by our audit committee.

Our audit committee has determined that the provision of the services as set out above is compatible with the maintaining of KPMG’s independence in the conduct of their auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Zymeworks under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Zymeworks’ audited financial statements and the effectiveness of the Company’s internal control over financial reporting as of and for the year ended December 31, 2021.

The audit committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the audit committee discussed with KPMG LLP its independence, and received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB. Finally, the audit committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 24, 2022.

Audit Committee of the Board of Directors

Lota Zoth (Chair)

Troy M. Cox

Susan Mahony

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of November 15, 2022:

Name	Age	Position(s)
Kenneth Galbraith.	60	Chief Executive Officer and Chair of Board of Directors
Neil Klompas, CPA, CA	50	President and Chief Operating Officer
Neil Josephson, M.D.	61	Chief Medical Officer
Christopher Astle, Ph.D..	43	Senior Vice President and Chief Financial Officer
Paul A. Moore, Ph.D.	56	Chief Scientific Officer

There are no family relationships among any of the directors or executive officers.

The following is biographical information for our executive officers, other than Mr. Galbraith, whose biographical information is included above.

Neil Klompas

Mr. Klompas joined Zymeworks in March 2007 and currently serves as our President and Chief Operating Officer. Previously, Mr. Klompas served as our Chief Financial Officer from December 2007 to February 2022 and as our Executive Vice President, Business Operations from September 2019 until January 2022. Prior to joining Zymeworks, he worked with KPMG LLP in Canada and the United States, most recently (from 2005 to 2007) with KPMG’s Pharmaceuticals, Biotechnology and Medical Device M&A Transaction Services practice in Princeton, New Jersey, where he advised on transactions including mergers, acquisitions, divestitures and strategic alliances. Prior to that, from 2000 to 2005 Mr. Klompas worked with KPMG’s Canadian Biotechnology and Pharmaceuticals practice. Mr. Klompas currently serves on the Board of Liminal BioSciences Inc. (NASDAQ: LMNL). Mr. Klompas is a Chartered Professional Accountant and is a member of Chartered Professional Accountants of British Columbia. Mr. Klompas also holds a degree in Microbiology & Immunology from the University of British Columbia.

Neil Josephson

Dr. Josephson joined Zymeworks in April 2019 and has served as our Chief Medical Officer since November 2021. Dr. Josephson served as our Vice President, Clinical Research from April 2019 until August 2020, as our Senior Vice President, Clinical Research from August 2020 to November 2021, and as our interim Chief Medical Officer from May 2021 until November 2021. Prior to joining Zymeworks he was a Vice President in Clinical Development at Seattle Genetics where he worked on multiple early and late-stage programs from 2013-2019, including leading the first line approval of ADCETRIS® in Hodgkin Lymphoma. From 2002-2013 Dr. Josephson was a full-time faculty member of the Division of Hematology at the University of Washington and the Puget Sound Blood Center, serving as an Associate Professor of Medicine and the Director of Hemophilia Care Program. He completed fellowship training in Hematology and Oncology at the University of Washington and holds an M.D. degree from Columbia University and an A.B. in biology from Dartmouth College.

Christopher Astle

Dr. Astle joined Zymeworks in April 2021 and was promoted to Senior Vice President and Chief Financial Officer in February 2022. He previously served as our Executive Director, Corporate and Commercial Finance from April 2021 to February 2022. Prior to joining Zymeworks, Dr. Astle worked as a Chief Financial Officer at the CFO Centre in British Columbia, Canada from March 2020 to March 2021, and as Vice President, Finance at Alder BioPharmaceuticals Inc. in Seattle, USA from April 2019 to February 2020. From August 2017 to January 2020, he served as Chief Executive Officer and founder of Think Forwards, a boutique financial consulting firm in London, United Kingdom. Dr. Astle worked at Allergan from 2011 to 2017, including as the Associate Vice President Finance, International Division from July 2016 to July 2017, managing multiple product launches, M&A transactions and restructurings, with a team of 170 across 60 countries. He is a UK Chartered Accountant (ICAS), qualifying at PwC London, UK in Audit & Pharmaceutical Performance Improvement Consulting with audit clients including GSK. He is a board member of Healome Therapeutics (2021-present), a private biotechnology company. During his time in the United Kingdom, he was the Chair of the 2018 CFO Agenda conference, guest lecturer at the

Henley Business School, and judge at the British Accountancy Awards. Dr. Astle holds a PhD in Organic Chemistry from the University of Bristol (UK) and a MChem in Chemistry from the University of Liverpool (UK).

Paul A. Moore

Dr. Moore joined Zymeworks in July 2022 and currently serves as our Chief Scientific Officer. Dr. Moore has more than 25 years of US-based experience in biologics drug discovery and development in biotechnology research. His career efforts have led to the discovery and development of a range of FDA-approved and clinical-stage biologics for patients with difficult-to-treat cancers and autoimmune conditions. Prior to joining Zymeworks, Dr. Moore served as Vice President, Cell Biology, and Immunology at MacroGenics from April 2008 to July 2022, heading a team of approximately 50 researchers focused on developing antibody-based therapeutics, including numerous bispecific antibodies and antibody drug conjugates. Prior to joining MacroGenics, Dr. Moore was Director of Cell Biology at Celera from May 2005 to April 2008, where he oversaw research leveraging proteomic-based discoveries to validate novel cancer targets suitable for antibody-based therapeutics. Dr. Moore began his industrial career at Human Genome Sciences (HGS), holding several titles within research culminating in Director of Lead Product Development, where he managed various genomic-based target discovery programs including efforts that led to the discovery, development, approval, and commercialization of Benlysta (belimumab) for the treatment of systemic lupus erythematosus. Dr. Moore has an extensive research record co-authoring over 75 peer-reviewed manuscripts and is a named co-inventor on over 50 issued US patents. Dr. Moore holds a Ph.D. in molecular genetics from the University of Glasgow, performed post-doctoral work at the Roche Institute of Molecular Biology in Nutley, New Jersey, and also holds a degree in Biotechnology from the University of Strathclyde.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

This Compensation Discussion and Analysis describes our executive compensation philosophy and how we implemented it through our 2021 compensation program for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers serving at the end of 2021 (the “named executive officers”). The named executive officers who are the subject of this CD&A are*:

•	Ali Tehrani, Ph.D., former President and Chief Executive Officer;

•	Neil Klompas, CPA, CA, President and Chief Operating Officer (former Chief Financial Officer);

•	Neil Josephson, M.D., Chief Medical Officer;

•	Anthony Polverino, Ph.D., former Executive Vice President, Early Development and Chief Scientific Officer;

•	James Priour, former Chief Commercial Officer; and

•	Diana Hausman, M.D., former Chief Medical Officer.

*

Please see the section entitled “Executive Team Changes and Restructuring” below for additional information regarding the changes to our management team. References to “Chief Executive Officer” in this CD&A mean Dr. Tehrani, unless specifically noted otherwise.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and projections regarding future compensation programs. Forward-looking statements include, but are not limited to, statements that relate to clinical development of our product candidates, related clinical trials, anticipated clinical data presentations and the timing thereof; the timing and results of interactions with regulators; and potential therapeutic effects of our product candidates. Actual compensation programs adopted in the future may differ materially from the various planned programs summarized in this discussion.

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2021 to our named executive officers.

Company Overview

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Our suite of complementary therapeutic platforms and our fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. These capabilities have resulted in multiple product candidates with the potential to drive positive outcomes in large underserved and unaddressed patient populations.

Our lead product candidate, zanidatamab, is a novel bispecific antibody that targets two distinct domains of the human epidermal growth factor receptor 2 (“HER2”). Zanidatamab’s unique binding properties result in multiple mechanisms of action that may enable it to address unmet need in patient populations with HER2-expressing cancers. In clinical trials, zanidatamab monotherapy and zanidatamab in combination with chemotherapy have been well tolerated with promising antitumor activity in patients with treatment-naive and heavily pretreated HER2-expressing cancers, including individuals whose disease had progressed on multiple prior treatment regimens that included HER2-targeted agents. Based on these data, a number of global multicenter clinical trials have been initiated to evaluate zanidatamab in specific indications and lines of therapy. These include pivotal clinical trials in (i) previously treated HER2 gene amplified biliary tract cancer (“BTC”) and (ii) first-line locally advanced or metastatic HER2-positive gastroesophageal adenocarcinomas (“GEA”) in combination with chemotherapy with or without BeiGene, Ltd.’s (“BeiGene”) tislelizumab, as well as proof of concept trials in (iii) first-line locally advanced or metastatic HER2-positive colorectal cancer (“CRC”), GEA, or BTC in combination with standard of care chemotherapy, (iv) first-line locally advanced or metastatic HER2-positive GEA in combination with tislelizumab and chemotherapy, (v) first-line locally advanced or metastatic HER2-positive breast cancer in combination with docetaxel, (vi) previously-treated locally advanced or metastatic HER2-positive, hormone receptor-positive breast cancer in combination with Pfizer’s Ibrance (palbociclib) and fulvestrant, and (vii) previously-treated locally advanced or metastatic HER2-expressing cancers (including HER2-positive and HER2-low breast cancer) in combination with ALX Oncology Inc.’s (“ALX Oncology”) evorpacept (ALX148).

Our second product candidate, ZW49, combines the unique design of zanidatamab with our ZymeLink auristatin antibody-drug conjugate (“ADC”) technology, comprised of our proprietary cytotoxin (cancer cell-killing compound) and cleavable linker. We designed ZW49 to be a best-in-class HER2-targeting ADC to further address unmet need across a range of HER2-expressing cancers. A Phase 1 clinical trial to establish safety and antitumor activity of ZW49 is currently ongoing.

We are also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in oncology (including immuno-oncology agents) and other therapeutic areas with an emphasis on developing ADC and multi-specific antibody therapeutics (“MSAT”) candidates. Our pipeline of preclinical product candidates includes two lead programs for which we expect to submit investigational new drug (“IND”) applications in 2024:

•

ZW191, our lead ADC candidate that uses our novel topoisomerase-based payload technology targeting folate receptor alpha expressing ovarian, other gynecological, and non-small cell lung cancers. ZW191 was designed using an in-house generated monoclonal antibody with enhanced internalization characteristics in order to target high, mid, and low levels of folate alpha receptor expression;

•

ZW171, our lead multispecific candidate is built using our Azymetric platform and is a novel 2 + 1 format T-Cell engaging multispecific antibody targeting pancreatic, mesothelioma, ovarian, and other mesothelin (“MSLN”)-expressing cancers. ZW171 has a unique geometry with two single-chain fragment variable arms targeting MSLN-expressing glycoproteins, and one fab arm targeting CD3 receptors to redirect the body’s natural immune system to fight cancer cells.

Our proprietary capabilities and technologies include several modular, complementary therapeutic platforms that can be used in combination with each other and with existing approaches. This ability to layer technologies without compromising manufacturability enables us to engineer next-generation biotherapeutics with synergistic activity, which we believe will result in improved patient outcomes. Our platforms include:

•

Azymetric, our multispecific antibody platform, which enables therapeutic antibodies to simultaneously bind multiple distinct locations on a target (known as an epitope) or to multiple targets. This is achieved by tailoring multiple configurations of the antibody’s Fab regions (locations on the antibody to which epitopes bind);

•

Drug Conjugate platforms, used to develop ADC candidates, are comprised of cytotoxins and the linker technologies used to couple these cytotoxins to tumor-targeting antibodies or proteins. These platforms can be used in conjunction with our other therapeutic platforms to increase safety and efficacy as compared to existing ADC technologies;

•	EFECT, which enables finely tuned modulation (both up and down) of immune cell recruitment and function; and

•	ProTECT, which enables tumor-specific activity that may reduce systemic toxicity and simultaneously enhances localized immune co-stimulation or checkpoint modulation that may increase efficacy.

Our goal is to leverage our next-generation therapeutic platforms and proprietary protein engineering capabilities to become a leader in the discovery, development and commercialization of best-in-class multifunctional biotherapeutics for the treatment of cancer and other diseases with high unmet medical need.

Key 2021 Achievements and 2022 Recent Developments

Zanidatamab Clinical Program:

In January 2021, we presented updated clinical data at the American Society of Clinical Oncology (“ASCO”) Gastrointestinal Cancers Symposium for zanidatamab, in both HER2-expressing BTC and GEA. Overall, zanidatamab was well tolerated with the majority of treatment-related adverse events (“TRAEs”) being mild or moderate (Grade 1 or 2) in severity, and response rates and median duration of response in refractory BTC and GEA compare favorably to current standard of care and emerging treatments.

In July 2021, we announced the first patient dosed in a new cohort of our Phase 1 trial to evaluate zanidatamab in combination with Seagen’s HER2-selective tyrosine kinase inhibitor, Tukysa (tucatinib), and chemotherapy in patients with previously-treated locally advanced or metastatic HER2-expressing breast cancer.

In September 2021, we presented Phase 2 clinical data for zanidatamab in combination with chemotherapy in first-line locally advanced or metastatic HER2-positive GEA at the ESMO Annual Congress. The data demonstrated that zanidatamab in combination with chemotherapy exhibited promising response rates and durability and, overall, was well tolerated in patients with the majority of TRAEs considered mild to moderate in severity (Grade 1 or 2). The data presented compare favorably to current standard of care and support initiation of a global, randomized Phase 3 trial, HERIZON-GEA-01.

In October 2021, we announced the first patient dosed in the Phase 1b/2 clinical trial of zanidatamab in combination with ALX Oncology’s CD47 blocker, evorpacept (ALX148), in patients with advanced HER2-expressing breast cancer and other solid tumors.

In December 2021, we presented Phase 2 clinical data for zanidatamab in combination with chemotherapy in heavily pretreated locally advanced or metastatic HER2-positive breast cancer at the San Antonio Breast Cancer Symposium. The data exhibited promising response rates, with the majority of patients experiencing a reduction in their tumor size. Zanidatamab in combination with chemotherapy was also well tolerated, with the majority of the TRAEs considered mild to moderate in severity (Grade 1 or 2).

Also in December 2021, we announced that our partner BeiGene dosed the first patient in the HERIZON-GEA-01 trial, a global, randomized, Phase 3 clinical trial designed to evaluate the efficacy and safety of zanidatamab in combination with physician’s choice chemotherapy (CAPOX or FP) with or without the PD-1 inhibitor, tislelizumab, compared to trastuzumab plus physician’s choice chemotherapy for first-line treatment in subjects with locally advanced or metastatic HER2-positive GEA.

In April 2022, we announced the last patient enrolled in HERIZON-BTC-01, a global pivotal clinical trial evaluating the antitumor activity of zanidatamab monotherapy in patients with previously treated advanced or metastatic HER2-amplified BTC.

In June 2022, we, in conjunction with our Asia-Pacific partner BeiGene, presented Phase 2 clinical data at the ASCO Annual Meeting. The two presentations included data on the first-line treatment of patients with HER2+ metastatic breast cancer using zanidatamab plus chemotherapy and on the first-line treatment of patients with HER2+ metastatic GEA using zanidatamab in combination with chemotherapy and BeiGene’s anti-PD1 tislelizumab. Both regimens exhibited promising response rates and, overall, were well tolerated in patients.

In August 2022, we announced that we expect top-line data from our HERIZON-BTC-01 pivotal clinical trial of zanidatamab monotherapy for the treatment of metastatic or advanced HER2-amplified biliary tract cancer to be available before the end of 2022, and anticipate presenting comprehensive clinical data from this study in the first half of 2023. In addition, we expect to present interim results from our Phase 2 study of zanidatamab in previously-treated locally advanced or metastatic HER2-positive, hormone receptor positive breast cancer in combination with Pfizer’s Ibrance (palbociclib) and fulvestrant before year-end 2022. We also anticipate presenting updated clinical data in the first half of 2023 from our Phase 2 study of zanidatamab in combination with chemotherapy in first-line locally advanced or metastatic HER2-positive GEA, previously presented at the European Society for Medical Oncology (ESMO) Annual Meeting in 2021.

Zanidatamab Zovodotin Clinical Program:

In January 2021, we announced an interim update from the ongoing ZW49 Phase 1 dose-escalation study. In 35 patients who have received ZW49 across all dosing regimens, there have been no dose-limiting toxicities, no treatment-related hematologic, pulmonary, or liver toxicity, and no treatment-related deaths. Over 90% of treatment-related adverse events have been mild or moderate (Grade 1 or 2) in severity, with the most common being keratitis, fatigue, and diarrhea, which have been reversible and manageable in an outpatient setting. There have been no discontinuations due to treatment-related adverse events, and the maximum tolerated dose has not yet been established. ZW49 has demonstrated antitumor activity at all dose levels evaluated in the once every three week regimen including confirmed partial responses and stable disease per RECIST 1.1. Three indication-specific expansion cohorts (HER2-positive breast cancer, HER2-positive GEA, and a basket cohort of other HER2-positive cancers) utilizing the 2.5 mg/kg once every three week regimen were also initiated to better ascertain antitumor activity in more homogeneous patient populations.

On September 12, 2022, preliminary results from our Phase 1 clinical trial evaluating zanidatamab zovodotin for the treatment of HER2-positive tumors were presented by Komal Jhaveri, MD, FACP, medical oncologist, Memorial Sloan Kettering Cancer Center, in a mini-oral presentation during the European Society for Medical Oncology (ESMO) Annual Congress. A total of 77 patients were enrolled in this first-in-human trial, which was designed to determine the maximum tolerated dose of zanidatamab zovodotin, characterize its safety and tolerability, and evaluate anti-tumor activity in HER2-expressing cancers as monotherapy. The patients represented a variety of HER2-expressing cancers including breast, gastroesophageal, ovarian, endometrial, bladder, biliary tract, anal, colorectal, pancreatic and lung. At the time of the analysis, the maximum tolerated dose had not yet been reached. In the trial, zanidatamab zovodotin was shown to have a manageable safety profile with the majority of adverse events being Grade 1 or 2 in severity. In patients with HER2-positive cancers treated with zanidatamab zovodotin at 2.5 mg/kg Q3W (dose escalation + dose expansion), the confirmed objective response rate was 31% and the disease control rate was 72%. The Phase 1 clinical trial is ongoing and continues to enroll patients to study safety, tolerability and activity for an alternate weekly dosing regimen. We expect to present results of this dosing regimen at a medical meeting in 2023 and the recommended phase two dosing schedule before the end of 2022.

Preclinical Programs:

In April 2021, we presented five posters at the American Association for Cancer Research Annual Meeting. The presentations highlight preclinical data that reveal new insights into the unique mechanisms of action of our lead product candidate, zanidatamab, introduce our fourth therapeutic platform, ProTECT, and describe two new preclinical assets focused on the cytokine, IL-12, and the immune-oncology target, 4-1BB.

In March 2022, we presented information on our topoisomerase 1 inhibitor (“TOPO1i”) ADC technology at the World ADC London conference. The presentation highlighted preclinical data and the development of our TOPO1i-based payload technology to be used in conjunction with our auristatin-based payload technology in the generation of fit-for-purpose and indication-specific ADCs.

In August 2022, we announced the lead preclinical product candidates, ZW191 and ZW171, for our Early Research & Development (“ER&D”) program as well as timing for an ER&D update, which was held in New York City on October 20, 2022. Our lead ADC preclinical product candidate, ZW191, is folate receptor alpha targeted antibody-drug conjugate with a novel TOPO1i based payload that we believe may be competitive in areas with high unmet clinical need, such as ovarian and other gynecological cancers as well as non-small cell lung cancer. Similarly, our lead multispecific preclinical product candidate, ZW171, a novel and differentiated MSLN-targeted bispecific T-cell engaging antibody generated utilizing our Azymetric bispecific platform, targets the potential treatment of patients in pancreatic, mesothelioma, ovarian, and other MSLN-expressing cancers. These two preclinical product candidates, for which we expect to submit IND applications in 2024, were highlighted along with other preclinical product candidates and platform technologies at the ER&D update on October 20, 2022.

Licensing and Collaboration Agreements:

In August 2021, we announced that our partner Janssen dosed the first patient with a bispecific antibody developed using our Azymetric and EFECT platforms. Under our 2017 collaboration and licensing agreement with Janssen, we received a payment of $4.0 million in connection with this milestone. In November 2021, Janssen dosed the first patient under the second program for which we received another milestone payment of $4.0 million.

Per an amendment of the sublicensing agreement between Iconic Therapeutics, Inc. (“Iconic”) and Exelixis, Inc. (“Exelixis”) in December 2021, Iconic notified us that they will receive a one-time fee from Exelixis in exchange for all future milestones for the ICON-2 program. As such, we will receive a share of this payment to Iconic. We continue to be eligible to receive future royalties pursuant to our agreement with Iconic.

In December 2021, BeiGene dosed the first patient in South Korea in the pivotal HERIZON-GEA-01 study. We received a payment of $8.0 million in relation to this milestone.

In April 2022, Atreca announced a licensing agreement with us to utilize our ZymeLink technology to develop novel ADCs. We recognized a $5.0 million research license fee payment in association with this licensing agreement in conjunction with future option exercise fees and development, regulatory, and commercial milestones as well as tiered royalties on net sales of any licensed products at single-digit royalty rates.

On October 18, 2022, Zymeworks BC Inc. entered into the Jazz Collaboration Agreement with Jazz, under which Jazz will have development and commercialization rights of zanidatamab throughout the world, but excluding the People’s Republic of China, Australia, New Zealand, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Uzbekistan, Hong Kong, Taiwan, Macau, Mongolia, South Korea, Brunei Darussalam, Cambodia, Indonesia, Papua New Guinea, Lao People’s Democratic Republic, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam. Under the Jazz Collaboration Agreement, Zymeworks BC Inc. is eligible to receive a $50.0 million upfront payment upon receipt of HSR Clearance, and if Jazz decides that it wants to retain its license and other rights under the Jazz Collaboration Agreement, then Jazz will be required to make an additional payment of $325.0 million within a specified period after the later of (i) the date on which HSR Clearance is received and (ii) the date on which Zymeworks BC Inc. delivers to Jazz top-line data from the locked and cleaned trial database for the Zymeworks ongoing study of zanidatamab in subjects with advanced or metastatic HER2-amplified biliary tract cancers (HERIZON-BTC-01), known as ZWI-ZW25-203, as well as all data, analyses and other information set forth in the Jazz Collaboration Agreement. Jazz’s failure to make the latter payment before the end of such period shall cause the Jazz Collaboration Agreement to terminate automatically and immediately. Zymeworks BC Inc. will be also eligible to receive up to $525.0 million in certain regulatory milestones payments and up to $862.5 million in potential commercial milestone payments, for total potential payments of up to $1.76 billion. Pending approval, Zymeworks BC Inc. is eligible to receive tiered royalties between 10% and 20% on Jazz’s annual net sales, with customary reductions in specified circumstances.

Financing Activities:

On January 31, 2022, we announced the closing of our underwritten public offering which consisted of the issuance of 11,035,000 common shares, including the exercise in full of the underwriters’ over-allotment option to purchase 1,875,000 additional shares, and, in lieu of common shares, to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were sold at a price to the public of $8.00 per common share and the pre-funded warrants were sold at a price of $7.9999 per pre-funded warrant, for aggregate gross proceeds to the Company of $115.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. The securities were offered in the United States pursuant to our final prospectus, dated January 26, 2022, to our U.S. automatic shelf registration statement on Form S-3ASR, including a prospectus dated October 1, 2021. No securities were offered or sold, directly or indirectly, in Canada or to any resident of Canada.

Executive Team Changes and Restructuring:

In May 2021, Dr. Diana Hausman transitioned from her role as our Chief Medical Officer and Dr. Neil Josephson, our Senior Vice President, Clinical Research, assumed the role of interim Chief Medical Officer. Dr. Hausman remained with the Company as a clinical advisor through November 2021, and Dr. Josephson was promoted to Chief Medical Officer in November 2021.

On January 5, 2022, we announced the appointment of Mr. Kenneth Galbraith as Chair of our board of directors, Chief Executive Officer and President, effective January 15, 2022. In connection with Mr. Galbraith’s appointment,

Dr. Ali Tehrani resigned from the positions of President and Chief Executive Officer and as a member of our board of directors, effective January 15, 2022. We also announced the promotion of our Chief Financial Officer, Mr. Neil Klompas, to the dual position of Chief Operating Officer and Chief Financial Officer. Our board of directors also appointed Ms. Lota Zoth as the board of directors’ lead independent director, effective January 15, 2022.

On January 19, 2022, we announced a restructuring of our workforce (the “Restructuring”), with a target of reducing employee headcount by at least 25% across the organization by the end of 2022. We took these steps as part of our renewed focus on achieving our key strategic priorities and to help create a more cost-efficient organization in order to execute on our strategic priorities. In connection with the Restructuring, we announced changes in our leadership, with the Executive Vice President, Early Development & Chief Scientific Officer, Chief People Officer and Chief Commercial Officer leaving the Company. As of March 31, 2022, we had exceeded the previously announced workforce reduction of 25%, ahead of schedule.

On February 24, 2022, we announced the appointment of Dr. Christopher Astle to the role of Senior Vice President and Chief Financial Officer of the Company. Dr. Astle succeeded Mr. Klompas in the role of Chief Financial Officer. Following Dr. Astle’s appointment, Mr. Klompas continued in his position as the Company’s Chief Operating Officer.

On June 27, 2022, we announced the appointment of Dr. Paul Moore to the role of Chief Scientific Officer of the Company, effective July 18, 2022.

On August 4, 2022, we announced the appointment of Mr. Neil Klompas to the role of President of the Company in addition to continuing in his position as the Company’s Chief Operating Officer. Mr. Kenneth Galbraith will continue in the role of Chair of our board of directors and the Company’s Chief Executive Officer.

Redomicile Transactions:

On July 15, 2022, we announced our intention to become a Delaware corporation, subject to receipt of necessary shareholder, stock exchange, and court approvals. The redomicile transactions were completed on October 13, 2022. As a result, we have continued under the current Zymeworks name and brand, and will continue to maintain significant operations in both Canada and the United States. To effect the redomicile transactions, Zymeworks conducted a share exchange, pursuant to which holders of Zymeworks’ common shares exchanged their Zymeworks common shares for shares of common stock of Zymeworks Inc. (formerly known as Zymeworks Delaware Inc.) or, at their election with respect to all or a portion of their Zymeworks common shares and subject to applicable eligibility criteria and an overall cap, exchangeable shares in the capital of Zymeworks ExchangeCo Ltd., a newly formed indirect subsidiary of Zymeworks Inc. A special meeting of Zymeworks security holders was held on October 7, 2022 to approve the redomicile transactions. The redomicile transactions were governed by a transaction agreement dated July 14, 2022, as restated and amended on August 18, 2022 (the “Restated and Amended Transaction Agreement”), by and among us and our direct or indirect subsidiaries Zymeworks Inc., Zymeworks CallCo ULC and Zymeworks ExchangeCo Ltd., including a plan of arrangement included as Exhibit A to the Restated and Amended Transaction Agreement (the “Plan of Arrangement”). The foregoing description of the Redomicile transactions is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Restated and Amended Transaction Agreement, including the Plan of Arrangement, a copy of which is filed as Exhibit 2.1 of our Current Report on Form 8-K filed on August 19, 2022.

Other Matters:

On May 20, 2022, we announced that our board of directors, after thorough consultation with its financial and legal advisors, unanimously determined that an unsolicited, opportunistic, non-binding proposal from an activist shareholder, All Blue Falcons FZE (“All Blue Falcons”), and its affiliates to purchase Zymeworks for $10.50 per share substantially undervalued Zymeworks and was not in the best interest of the Company and its shareholders.

On June 9, 2022, our board of directors adopted a Preferred Shares Rights Agreement (the “Rights Plan”) to reduce the likelihood that any entity, person or group would gain control of the Company through open market accumulation without paying all shareholders an appropriate control premium. It also provided our board of directors with the appropriate time to make informed judgments and take actions that are in the best interests of all shareholders. Under the Rights Plan, the rights became exercisable if an entity, person or group acquired beneficial ownership of 10% or more of our common shares, or 20% in the case of certain passive investors. In the event that the rights became exercisable due to the triggering ownership threshold being crossed, each right would entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights would become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of the right. The Rights Plan was scheduled to expire on June 8, 2023. On October 12, 2022, in connection with the anticipated closing of the redomicile transactions, the Rights Plan was amended to revise the expiration date from June 8, 2023 to October 13, 2022.

On October 12, 2022, we entered into a Preferred Stock Rights Agreement (the “New Rights Plan”). Under the New Rights Plan, in connection with the consummation of the redomicile transactions, our board of directors authorized and declared a dividend distribution of one right (each, a “Right”) for each share of common stock outstanding at 12:01 a.m. (Pacific Time) on October 13, 2022 (the “Record Date”) and for each share of common stock that becomes outstanding, including any shares of common stock issued in connection with the redomicile transactions and as consideration for the exchangeable shares, as applicable, between the Record Date and the earlier of the distribution date as set forth in the New Rights Plan and the expiration of the Rights. The terms of the New Rights Plan are substantively similar in all material respects to the terms of the Rights Plan.

2021 Advisory Vote on Executive Compensation

At our 2021 annual general meeting, we conducted an advisory vote on executive compensation. At that meeting, 89.30% of the votes cast on the advisory vote proposal were supportive of our named executive officer compensation program as disclosed in our 2021 proxy statement.

The compensation committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. The compensation committee will continue to consider the results from future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments.

Overview of Compensation Program

Compensation Philosophy

The goal of our compensation program is to attract, retain and motivate our employees and executives, including our named executive officers. The compensation committee is responsible for setting our executive compensation and reviewing and recommending, for the approval of the Board of Directors, the Company’s annual corporate performance objectives. In considering executive compensation, the compensation committee strives to ensure that our total compensation is competitive within the industry in which we operate and supports our overall strategy and corporate objectives. The combination of base salary, annual incentives and long-term incentives that we provide our executives is designed to accomplish this.

Compensation Objectives

The objectives of our compensation program are to:

•	attract and retain highly qualified executive officers who have a history of proven success;

•	align the interests of executive officers with our stockholders’ interests and with the execution of our business strategy;

•	motivate and reward our executive officers through competitive pay practices and an appropriate mix of short- and long-term incentives;

•

evaluate and reward executive performance on the basis of achievement of program development goals and key financial measurements which we believe closely correlate to long-term stockholders value; and

•	tie compensation awards directly to program development goals and key financial measurements with evaluations based on achieving and overachieving predetermined objectives.

Role of the Compensation Committee

During 2021, the compensation committee’s work included the following:

•

Executive Compensation Review – The compensation committee reviewed compensation practices and policies with respect to our executives against Zymeworks’ peer group of companies (as further described below), in order to allow us to place our compensation practices for these positions in a market context. This reference exercise included a review of base salary, total cash compensation and total direct compensation.

•

Executive Compensation – The compensation committee reviewed the corporate goals and objectives applicable to the compensation of the Company’s executives and evaluated the executives’ performance in light of those goals and objectives. Based on this review and evaluation, the compensation committee approved the 2021 compensation for the Company’s executives, including each of the named executive officers (other than Dr. Tehrani) and recommended the 2021 compensation for Dr. Tehrani, which recommendation was approved by the Board of Directors.

•	Long-Term Incentive Plan – The compensation committee reviewed the effectiveness of all outstanding incentive compensation plans and equity-based plans.

In reaching its decisions, the compensation committee may consider input from management and other factors that the compensation committee considers appropriate. Decisions made by the compensation committee are the responsibility of the compensation committee and may reflect factors and considerations other than the information and/or recommendations provided by management.

Independent Compensation Consultant

In 2021, the compensation committee retained Radford, which is part of the Rewards Solutions practice at Aon plc, as an independent consultant to the compensation committee to conduct competitive reviews and assessments of Zymeworks’ executive compensation program and recommend go-forward strategies. The compensation committee made the decision to retain Radford in its sole discretion and was directly responsible for the appointment, compensation and oversight of Radford’s work. The compensation committee is involved in and approves the adoption of the following procedures during Radford’s assessments:

•	establishing the public company peer group used in the executive compensation assessment;

•	reviewing the detailed assessment of Zymeworks’ executive compensation program versus the market; and

•	reviewing and approving executive pay mix.

The compensation committee utilizes these strategies when contemplating future executive compensation matters.

In 2021 Radford was retained to review the salaries, bonuses and equity plan participation of executive employees, as well as equity plan participation of employees below the executive level. Zymeworks’ management did not make or recommend such engagements and all such other services were approved by the compensation committee. Radford did not perform other services to the Company other than as a compensation consultant. The compensation committee determined Radford to be independent after evaluating the factors required under the applicable listing standard.

Aon received $166,873 in fees in 2021 for services related to determining or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon to perform unrelated risk brokerage services and Aon was paid $623,258 for these services, which included global risk in Canada and the United States and other services. The compensation committee was informed about these services, but no formal approval was sought from it or our Board of Directors.

Peer Companies and Use of Market Data

We compare our executive compensation program to those of a group of peer companies (North American biotechnology companies of a similar size and stage of development). The first step in the process is that the compensation committee, with the support of Radford and management, reviews trends in biotechnology compensation practices and reviews and approves the list of peer companies used for benchmarking. As part of its analysis for 2021, Radford collected and analyzed compensation information from a comparative group of biotechnology companies, or peer group, approved by the compensation committee. The compensation committee evaluates the criteria used in establishing the peer group at least annually. The compensation committee seeks input from management in addition to Radford to ensure the peer group is consistent with our current business objectives and strategy.

The list of peer companies is approved based on various factors including industry classification, market capitalization, headcount and stage of development. In July 2020, with assistance from Radford, the compensation committee re-evaluated the peer group. The compensation committee approved a peer group consisting of publicly traded, pre-commercial biopharmaceutical companies:

•	that are clinical stage companies (with a focus on Phase 2 and Phase 3) working towards bringing a product to market, particularly those with a therapeutic focus in oncology;

•	with market capitalizations generally between $500 million and $5.0 billion (approximately 0.3x to 3.0x Zymeworks’ then current market value);

•	with generally between 100 and 500 employees;

•	that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and

•	preferably that have gone public in the last five years.

Based on these criteria, the compensation committee approved the revised peer group set forth below and used this peer group to inform compensation decisions for 2021:

Adverum Biotechnologies, Inc.	Epizyme, Inc.	MacroGenics, Inc.

Alector, Inc. (1)	Fate Therapeutics, Inc.	NGM Biopharmaceuticals, Inc. (1)

Allakos Inc.	G1 Therapeutics, Inc.	Principia Biopharma Inc. (1)

AnaptysBio, Inc.	Gossamer Bio, Inc. (1)	REGENXBIO Inc.

Deciphera Pharmaceuticals, Inc.	Iovance Biotherapeutics, Inc. (1)	Turning Point Therapeutics, Inc. (1)

Denali Therapeutics Inc.	Karyopharm Therapeutics Inc.	Xencor, Inc.

Dicerna Pharmaceuticals, Inc.	Kura Oncology, Inc.

(1)

Added to the peer group in July 2020. The following companies were deleted from the peer group in July 2020: Acceleron Pharma Inc., Alder Biopharmaceuticals, Inc., Cellular Biomedicine Group, Inc., CytomX Therapeutics, Inc., Ra Pharmaceuticals, Inc., Stemline Therapeutics, Inc., and Voyager Therapeutics, Inc.

Our compensation committee uses comparative data from our peer group as a reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our compensation committee uses a range of peer group data for each position, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Components of Compensation Package

In 2021, our executive compensation program consisted of three major components:

•	base salary;

•	annual cash bonuses based on a comparison of individual and corporate performance to pre-set goals and objectives; and

•	long-term incentives, which in 2021, consisted of grants of stock options and restricted stock units.

In making 2021 compensation decisions, our compensation committee believed that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and Company-wide performance, our recruiting and retention goals, internal equity and consistency, and other information it deems relevant. As it evaluated executive compensation in 2021, the compensation committee believed that in the biopharmaceutical/biotechnology industry, long-term incentives such as stock options and restricted stock units are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses.

The primary components of our 2021 executive compensation program are described in more detail below.

Base Salary

Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within Zymeworks. This compensation component helps us to attract and retain highly qualified executives who have a history of proven success. In determining whether to increase the base salary for a particular executive, our compensation committee in discussions with our Chief Executive Officer (for executives other than the Chief Executive Officer) considers a variety of factors, including performance, length of service and criticality of role. The determination of base salary affects the amount of an executive’s cash bonus. The table below shows the changes to the base salaries of our named executive officers between 2020 and 2021:

Name and Principal Position	2020 Base Salary ($)	2021 Base Salary ($)	Increase between 2020 and 2021

Ali Tehrani, Former President and CEO	573,036	593,092	3.5%

Neil Klompas, President and Chief Operating Officer (former CFO)	424,424	437,124	3.0%

Neil Josephson, Chief Medical Officer (1)	406,850	453,200	11.4%

Anthony Polverino, Former Executive Vice President, Early Development and Chief Scientific Officer	428,000	440,800	3.0%

James Priour, Former Chief Commercial Officer (2)	375,000	400,000	6.7%

Diana Hausman, Former Chief Medical Officer (3)	449,946	463,446	3.0%

(1)

Dr. Josephson was promoted from Vice President, Clinical Research to Senior Vice President, Clinical Research in 2020. Dr. Josephson was further promoted to Chief Medical Officer in 2021. As a result of this promotion, his base salary increased to $480,000 in November 2021; the table above does not reflect the November 2021 increase to his base salary. Salary paid to Dr. Josephson in 2021 is set forth in the “Summary Compensation Table” below.

(2)	Mr. Priour joined the Company in April 2020 and was promoted to Chief Commercial Officer in January 2021.
(3)

On April 15, 2021, Dr. Hausman provided notice of her resignation as Chief Medical Officer. As such, she did not receive her full base salary for 2021 as listed in this table. Salary paid to Dr. Hausman in 2021 is set forth in the “Summary Compensation Table” below.

Cash Bonus

The annual cash incentive compensation represents pay at risk – it results in payment only if and to the extent certain goals and objectives are met – and does not affect decisions regarding other components of compensation. This compensation component motivates and rewards our executive officers for outstanding performance. The annual cash incentive that each executive is eligible to receive is based on a pre-determined target percentage of their base salary established at the beginning of the year.

For 2021, the annual target bonus for each of our named executive officer is as follows:

Name	2020 Target Bonus (% of Base Salary)	2021 Target Bonus (% of Base Salary)
Ali Tehrani, Former President and CEO	55%	55%
Neil Klompas, President and Chief Operating Officer (former CFO)	40%	40%
Neil Josephson, Chief Medical Officer (1)	30%	35%
Anthony Polverino, Former Executive Vice President, Early Development and Chief Scientific Officer	40%	40%
James Priour, Former Chief Commercial Officer (2)	35%	40%
Diana Hausman, Former Chief Medical Officer (3)	40%	40%

(1)

Dr. Josephson was promoted from Vice President, Clinical Research to Senior Vice President, Clinical Research in 2020. Dr. Josephson was further promoted to Chief Medical Officer in 2021. As a result of this promotion, his base salary increased to $480,000 in November 2021 and his target bonus was increased to 40% of his base salary; the table above does not reflect the November 2021 increase. Salary paid to Dr. Josephson in 2021 is set forth in the “Summary Compensation Table” below.

(2)	Mr. Priour joined the Company in April 2020 and was promoted to Chief Commercial Officer in January 2021.
(3)

On April 15, 2021, Dr. Hausman provided notice of her resignation as Chief Medical Officer. As such, she forfeited her right to receive any annual bonus for 2021. Salary paid to Dr. Hausman in 2021 is set forth in the “Summary Compensation Table” below.

At the beginning of each year, our Board of Directors, in consultation with the compensation committee, approves performance targets that are tied to the level of achievement of corporate goals, and the compensation committee approves the weighting assigned to each goal. For 2021, the corporate and individual weighting was 100% corporate, 0% individual for the Chief Executive Officer and 75% corporate, 25% individual for all other executive officers. Achievement of corporate goals (and individual goals with respect to executive officers other than the Chief Executive Officer) was a precondition for payment of bonuses with respect to 2021. Our compensation committee believed that this mix was appropriate in order to incentivize our management team to achieve our key corporate objectives and, in the case of our executive officers (other than the Chief Executive Officer), provide rewards if they achieved other key objectives. Corporate goals are a combination of strategic and operational goals. In 2021, we had corporate goals tied to key clinical, commercial, preclinical, financial and business development goals, as further described below.

The compensation committee determines performance bonus payments based on the results achieved as compared to targets established for a particular year. The maximum performance bonus payments that can be earned by executives is 125% of their respective target performance bonuses. There is no minimum bonus payable.

•	2021 Company Performance Objectives

The 2021 corporate goals were divided into four main categories: (i) Clinical, (ii) Commercial, (iii) Pre-Clinical Research, and (iv) Corporate Finance and Business Development. Additional detail on these goals is set forth in the table below:

2021 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal

Clinical	ZW25-203: completion of enrollment of targeted number of efficacy evaluable patients by December 31, 2021	20%
	ZW25-301: completion of enrollment of targeted number of efficacy evaluable patients by December 31, 2021	25%
	ZW49-101: completion of expansion cohort at the go forward dose/frequency by December 31, 2021	15%

Commercial	Finalize comprehensive zanidatamab breast cancer strategy by June 30, 2021	10%

Preclinical Research	Two preclinical development decisions by December 31, 2021	15%

Corporate Finance and Business Development	Execute on (a) a material dilutive or non-dilutive financing event to support financial runway through launch in BTC; and (b) achieve significant new business development cash flow in 2021	15%

Total		100%

•	2021 Individual Performance Objectives

During 2021, the individual objectives for each of the Company’s executives, other than our Chief Executive Officer, were established between each such executive and the Chief Executive Officer and discussed with the Compensation Committee. These objectives were established, in the Chief Executive Officer’s judgment, to provide the greatest opportunity for the Company to meet its annual and long-term objectives. In light of the decision by the Board of Directors that our corporate goals and objectives were not achieved at a sufficient level to warrant the payment of cash bonuses for 2021, we did not conduct an evaluation of the performance of each executive against his or her respective 2021 individual performance objectives.

In January 2022, the compensation committee reviewed our performance against the corporate goals under the 2021 bonus plan and determined that these goals were not achieved at a sufficient enough level to warrant payment of any bonus to executives with respect to 2021 corporate goals, and that because the corporate goal component of the 2021 bonus plan was not achieved, none of our executive officers were eligible to receive bonuses for the individual performance component of the 2021 bonus plan.

Long-Term Incentives

Our new stock option plan, as amended, which became effective immediately prior to the consummation of our initial public offering (the “Equity Compensation Plan”) (as defined under “—Equity Compensation Plan Information” section below) authorizes us to make grants to eligible recipients of stock options, restricted stock, restricted stock units and other share-based awards, to attract, retain, motivate and reward qualified directors and employees and to enable and encourage such directors and employees to acquire shares of common stock as long-term investments.

Until 2020, the only type of long-term incentive equity that the Company had granted was stock options. In 2020 and 2021, the Company granted a mix of stock options and restricted stock units to Company executives. The compensation committee believes that a mix of stock options and restricted stock units aligns the interests of our executives (including those of our named executive officers) with our stockholders’ interests by rewarding for improvements in stock price over a period of time. The Company issues stock options to reward for future performance and appreciation while providing restricted stock units because they provide some value even during periods of stock price or market volatilities, provide retention incentives during the vesting period, and reinforce a culture of ownership. By granting restricted stock units, the Company can also reduce the dilutive effect of the equity incentive awards in the form of stock options, which benefits our stockholders over time. The compensation committee evaluates the long-term incentive programs for each year, and the appropriate mix of equity awards to grant to our executive officers. In future years, the compensation committee may approve a different mix of equity awards if they determine necessary or appropriate to achieve our compensation objectives.

The option exercise price may not be less than the closing price of our shares of common stock on the date of grant. For the 2021 stock option grants to our named executive officers, 25% of the granted options will vest on the first anniversary of grant date (subject to continued service). On the last day of each month thereafter, a further 1/36 of the total number of remaining granted options will vest.

Each restricted stock unit provides the recipient with one share of common stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other cash consideration for the issued share of common stock. For the 2021 grants of restricted stock units to our named executive officers, one-third of the restricted stock units will vest each year on the first, second and third anniversary of the grant date (subject to continued service).

The following table shows information regarding stock option and restricted stock unit grants to each of our named executive officers made during the year ended December 31, 2021:

Name	Grant Date	Restricted Stock Units Granted (#) (1)	Stock Options Granted (#) (2)	Exercise Price of Stock Options ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Ali Tehrani	3/10/2021	—	150,000	34.82	3,625,121
	3/10/2021	25,000	—	—	870,500
Neil Klompas	3/10/2021	—	48,750	34.82	1,178,164
	3/10/2021	8,125	—	—	282,913
Neil Josephson	3/10/2021	—	30,000	34.82	725,024
	5/6/2021	—	15,000	29.49	299,271
	11/10/2021	—	105,943	21.18	1,501,228
	3/10/2021	5,000	—	—	174,100
	11/10/2021	17,657	—	—	373,975
Anthony Polverino	3/10/2021	—	48,750	34.82	1,178,164
	3/10/2021	8,125	—	—	282,913
James Priour	3/10/2021	—	37,500	34.82	906,280
	3/10/2021	6,250	—	—	217,625
Diana Hausman	3/10/2021	—	48,750	34.82	1,178,164
	3/10/2021	8,125	—	—	282,913

(1)	Restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant.
(2)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant.

(3)	The exercise price of the stock options is the closing price of the Company’ stock on the NYSE on the grant date.
(4)

The amounts set forth in this column reflect the grant date fair value for restricted stock unit awards and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements – Shareholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2021.

Previous grants are taken into account when considering new option and restricted stock unit grants. Decisions regarding long-term incentives do not affect decisions regarding other components of compensation.

Benefits and Perquisites

Other compensation to our executive officers primarily consists of broad-based benefits. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees in the entity in which they are employed, including a retirement savings plan for those employed in Canada and a 401(k) plan for those employed in the United States. Our executive officers also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make them more efficient and effective, and for recruitment and retention purposes. In 2021, we did not provide perquisites to any of our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.

Anti-Hedging Policy

Our executives and directors are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities, including securities granted as compensation or held, directly or indirectly, by the executive or director.

Potential Payments upon Termination or Change in Control

Certain of our executives, including each of our named executive officers, are parties to employment agreements with us which set forth conditions of employment and the payments that will be made upon termination of their employment. Additional discussion of the employment agreements with our named executive officers is set forth below under “Executive Compensation—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Zymeworks under the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Hollings C. Renton (Chair)

Susan Mahony

Lota Zoth

Risk Management

As part of its normal practice, the compensation committee evaluates the risk-taking incentives created by our compensation policies and practices and has concluded that such incentives are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1) (3)	All Other Compensation ($) (1)		Total ($)
Ali Tehrani, Former President & CEO	2021	593,092	870,500	3,625,121	—	21,924	(4)	5,110,637
	2020	573,036	814,000	3,185,803	283,653	20,967	(5)	4,877,459
	2019	540,788	—	2,375,128	341,930	20,223	(6)	3,278,069
Neil Klompas, President and Chief Operating Officer (former CFO)	2021	437,124	282,913	1,178,164	—	2,277	(7)	1,900,478
	2020	424,424	264,000	1,033,233	163,403	2,037	(8)	1,887,097
	2019	379,082	—	1,060,041	172,422	12,629	(9)	1,624,174
Neil Josephson, Chief Medical Officer (10)	2021	456,653	548,075	2,525,523	—	17,438	(11)	3,547,690
Anthony Polverino, Former Executive VP, Early Development & Chief Scientific Officer	2021	440,800	282,913	1,178,164	—	16,031	(12)	1,917,908
	2020	428,000	264,000	1,033,233	158,360	20,348	(13)	1,903,941
	2019	400,000	—	758,019	178,000	384	(14)	1,336,403
James Priour, Former Chief Commercial Officer (15)	2021	400,000	217,625	906,280	—	17,438	(16)	1,541,343
Diana Hausman, Former Chief Medical Officer (17)	2021	173,792	282,913	1,178,164	—	11,220	(18)	1,646,089
	2020	449,946	264,000	1,033,233	166,480	20,188	(19)	1,933,847
	2019	432,640	—	758,019	192,525	21,341	(20)	1,404,525

(1)

Salary for all named executive officers is determined in U.S. dollars. However, 2021, 2020 and 2019 cash compensation amounts for Dr. Tehrani and Mr. Klompas were paid in Canadian dollars and have been converted to U.S. dollars for the purposes of the table. For 2021, 2020 and 2019, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7978, 0.7455 and 0.7537, which were the average annual Bank of Canada exchange rates for 2021, 2020 and 2019, respectively.

(2)

The amounts set forth in these columns reflect the aggregate grant date fair value for restricted stock unit awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements – Shareholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2021.

(3)

The amounts reflect the dollar value of incentive bonuses paid in 2021 and 2020 for performance during 2020 and 2019, respectively, as discussed further above under “Executive Compensation—Components of Compensation Package – Cash Bonus.”

(4)	Of the total amount for 2021, (i) $17,814 represents contributions to our registered retirement savings plan and (ii) $4,110 represents life insurance premiums through our group extended benefit plan.

(5)	Of the total amount for 2020, (i) $17,191 represents contributions to our registered retirement savings plan and (ii) $3,776 represents life insurance premiums through our group extended benefit plan.
(6)	Of the total amount for 2019, (i) $16,224 represents contributions to our registered retirement savings plan and (ii) $3,999 represents life insurance premiums through our group extended benefit plan
(7)	The total amount for 2021 represents life insurance premiums through our group extended benefit plan.
(8)	The total amount for 2020 represents life insurance premiums through our group extended benefit plan.
(9)	Of the total amount for 2019, (i) $10,474 represents contributions to our registered retirement savings plan and (ii) $2,155 represents life insurance premiums through our group extended benefit plan.
(10)	Dr. Josephson was promoted to Chief Medical Officer in 2021. As a result of this promotion, his base salary increased to $480,000 in November 2021.
(11)	Of the total amount for 2021, (i) $17,400 represents contributions to our 401(k) plan and (ii) $38 represents life insurance premiums through our group extended benefit plan.
(12)	Of the total amount for 2021, (i) $15,993 represents contributions to our 401(k) plan and (ii) $38 represents life insurance premiums through our group extended benefit plan.
(13)	Of the total amount for 2020, (i) $20,310 represents contributions to our 401(k) plan and (ii) $38 represents life insurance premiums through our group extended benefit plan.
(14)	The total amount for 2019 represents life insurance premiums through our group extended benefit plan.
(15)	Mr. Priour was promoted to Chief Commercial Officer in January 2021.
(16)	Of the total amount for 2021, (i) $17,400 represents contributions to our 401(k) plan and (ii) $38 represents life insurance premiums through our group extended benefit plan.
(17)	On April 15, 2021, Dr. Hausman provided notice of her resignation as Chief Medical Officer. She continued to serve in an executive advisory role until November 15, 2021.
(18)	Of the total amount for 2021, (i) $11,204 represents contributions to our 401(k) plan and (ii) $16 represents life insurance premiums through our group extended benefit plan.
(19)	Of the total amount for 2020, (i) $20,150 represents contributions to our 401(k) plan and (ii) $38 represents life insurance premiums through our group extended benefit plan.
(20)	Of the total amount for 2019, (i) $20,957 represents contributions to our 401(k) plan and (ii) $384 represents life insurance premiums through our group extended benefit plan.

2021 Grants of Plan-Based Awards Table

The following table shows information regarding grants to each of our named executive officers of plan-based awards that were (i) made during the year ended December 31, 2021 or (ii) made with respect to 2021 cash incentive bonuses:

Name	Grant Date		Date of Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Closing Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)

					Threshold ($)	Target ($)	Maximum ($)
Ali Tehrani	3/10/2021		3/10/2021		—	—	—	—	150,000	34.82	3,625,121
	3/10/2021		3/10/2021		—	—	—	25,000	—	—	870,500
	2/2/2021	(5)	2/2/2021	(5)	—	326,200	407,750	—	—	—	—
Neil Klompas	3/10/2021		3/10/2021		—	—	—	—	48,750	34.82	1,178,164
	3/10/2021		3/10/2021		—	—	—	8,125	—	—	282,913
	1/29/2021	(6)	1/29/2021	(6)	—	174,849	218,562	—	—	—	—
Neil Josephson	3/10/2021		3/10/2021		—	—	—	—	30,000	34.82	725,024
	5/6/2021		5/6/2021		—	—	—	—	15,000	29.49	299,271
	11/10/2021		11/10/2021		—	—	—	—	105,943	21.18	1,501,228
	3/10/2021		3/10/2021		—	—	—	5,000	—	—	174,100
	11/10/2021		11/10/2021		—	—	—	17,657	—	—	373,975
	1/29/2021	(7)	1/29/2021	(7)	—	158,620	198,275	—	—	—	—
Anthony Polverino	3/10/2021		3/10/2021		—	—	—	—	48,750	34.82	1,178,164
	3/10/2021		3/10/2021		—	—	—	8,125	—	—	282,913
	1/29/2021	(6)	1/29/2021	(6)	—	176,320	220,400	—	—	—	—
James Priour	3/10/2021		3/10/2021		—	—	—	—	37,500	34.82	906,280
	3/10/2021		3/10/2021		—	—	—	6,250	—	—	217,625
	1/29/2021	(6)	1/29/2021	(6)	—	160,000	200,000	—	—	—	—
Diana Hausman	3/10/2021		3/10/2021		—	—	—	—	48,750	34.82	1,178,164
	3/10/2021		3/10/2021		—	—	—	8,125	—	—	282,913
	1/29/2021	(6)	1/29/2021	(6)	—	185,378	231,723	—	—	—	—

(1)

Non-equity incentive plan awards consist of cash incentive bonuses as discussed above under “Executive Compensation—Components of Compensation Package—Cash Bonus.” The amounts reflect the U.S. dollar value of target cash bonuses for performance in 2021. As discussed above under “Executive Compensation—Components of Compensation Package—Cash Bonus,” no cash bonuses with respect to 2021 performance were paid.

(2)	Restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant.
(3)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant.

(4)

The amounts set forth in this column reflect the grant date fair value for restricted stock unit awards and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements – Shareholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2021.

(5)	On February 2, 2021, the Board of Directors approved a 2021 target cash incentive bonus for Dr. Tehrani of 55% of his 2021 base salary.
(6)

On February 3, 2021, the compensation committee approved a 2021 target cash incentive bonus for each of Mr. Klompas, Dr. Polverino, Mr. Priour and Dr. Hausman of 40% of each of their respective 2021 base salaries.

(7)

On February 3, 2021, the compensation committee approved a 2021 target cash incentive bonus for Dr. Josephson of 35% of his 2021 base salary. Dr. Josephson was promoted to Chief Medical Officer in November 2021. In connection with this promotion, his base salary was increased to $480,000 and his target cash incentive bonus was increased to 40% of his base salary. The figures in the table with respect to his target and maximum target cash incentive bonus are based on his original (pre-promotion) 2021 base salary and target cash incentive bonus percentage.

Outstanding Equity Awards at 2021 Year End

The following table lists all outstanding equity awards granted in Canadian dollars under our initial employee stock option plan, as amended, (the “Original Plan”) (described under “—Employee Benefit Plans—Original Plan,” below) and equity awards granted in U.S. dollars under the Equity Compensation Plan (described under “—Employee Benefit Plans—Equity Compensation Plan” below) held by our named executive officers as of December 31, 2021:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Ali Tehrani	1/1/2013	20,950	—		5.79	(3)	1/1/2023	—		—
	1/1/2014	20,950	—		9.26	(3)	1/1/2024	—		—
	1/1/2015	23,464	—		11.52	(3)	1/1/2025	—		—
	1/29/2016	293,300	—		9.66	(3)	1/29/2026	—		—
	2/3/2017	41,900	—		18.03	(3)	2/3/2027	—		—
	6/12/17	250,000	—		9.82		6/12/2027	—		—
	3/19/2018	239,583	10,417		11.84		3/18/2028	—		—
	1/8/2019	176,250	58,750		15.53		1/7/2029	—		—
	3/10/2020	63,594	75,156		35.20		3/9/2030	—		—
	3/10/2021	—	150,000		34.82		3/9/2031	—		—
	3/10/2020	—	—		—		—	15,417		542,678
	3/10/2021	—	—		—		—	25,000		870,500
Neil Klompas	1/1/2013	4,330	—		5.79	(3)	1/1/2023	—		—
	1/1/2014	20,950	—		9.26	(3)	1/1/2024	—		—
	1/1/2015	23,464	—		11.52	(3)	1/1/2025	—		—
	1/29/2016	125,700	—		9.66	(3)	1/29/2026	—		—
	2/3/2017	35,615	—		18.03	(3)	2/3/2027	—		—
	6/12/2017	85,000	—		9.82		6/12/2027	—		—
	3/19/2018	71,875	3,125		11.84		3/18/2028	—		—
	1/8/2019	67,500	22,500		15.53		1/7/2029	—		—
	3/27/2019	10,625	4,375		15.23		3/26/2029	—		—
	3/10/2020	20,625	24,375		35.20		3/9/2030	—		—
	3/10/2021	—	48,750		34.82		3/9/2031	—		—
	3/10/2020	—	—		—		—	5,000		176,000
	3/10/2021	—	—		—		—	8,125		282,913
Neil Josephson	5/6/2019	53,333	26,667		19.11		5/5/2029	—		—
	3/10/2020	6,016	7,109		35.20		3/9/2030	—		—
	3/10/2021	—	30,000		34.82		3/9/2031	—		—
	5/6/2021	—	15,000		29.49		5/5/2031	—		—
	11/10/2021	—	105,943	(4)	21.18		11/9/2031	—		—
	3/10/2020	—	—		—		—	1,459		51,357
	3/10/2021	—	—		—		—	5,000		174,100
	11/10/2021	—	—		—		—	17,657	(4)	373,975
Anthony Polverino	12/12/2018	52,392	25,208		15.00		12/11/2028	—		—
	1/8/2019	56,250	18,750		15.53		1/7/2029	—		—
	3/10/2020	20,625	24,375		35.20		3/9/2030	—		—
	3/10/2021	—	48,750		34.82		3/9/2031	—		—
	3/10/2020	—	—		—		—	5,000		176,000
	3/10/2021	—	—		—		—	8,125		282,913
James Priour	4/13/2020	17,850	22,950		37.65		4/12/2030	—		—
	3/10/2021	—	37,500		34.82		3/9/2031	—		—
	4/13/2020	—	—		—		—	4,534		170,705
	3/10/2021	—	—		—		—	6,250		217,625
Diana Hausman	3/10/2020	18,750	—		35.20		3/9/2030	—		—

(1)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant.

(2)	Restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant.
(3)	These options were granted with exercise prices denominated in Canadian dollars. The U.S. dollar per Canadian dollar exchange rate used to convert option exercise price to U.S. dollars was 0.7978, which was the average annual Bank of Canada exchange rate for 2021.
(4)

Pursuant to the terms of Dr. Josephson’s promotion letter in connection with his promotion to Chief Medical Officer in November 2021, if prior to the first anniversary of the grant date the Company (A) removes Dr. Josephson from the role of Chief Medical Officer or (B) terminates Dr. Josephson’s employment without cause (the effectiveness of such removal or termination, the “Acceleration Date”), the date upon which 25% of such stock options become exercisable and 25% of such RSUs become vested shall be accelerated to such Acceleration Date.

2021 Option Exercises and Stock Vested Table

The following table sets forth the number of shares and value realized by the named executive officers during 2021 on the exercise of stock options and the vesting of restricted stock units:

	Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized on Vesting ($)
Ali Tehrani	57,660	1,830,223	7,708	269,421
Neil Klompas	Nil	Nil	2,500	87,384
Neil Josephson	Nil	Nil	729	25,481
Anthony Polverino	4,900	83,202	2,500	87,384
James Priour	Nil	Nil	2,266	63,288
Diana Hausman	193,812	3,883,985	2,500	87,384

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

Executive Employment Arrangements with Named Executive Officers

Key provisions of the employment agreements that were in effect as of December 31, 2021, for our named executive officers (other than Dr. Hausman) are described below. For Dr. Hausman, the description of her employment agreement below reflects the terms that were in effect immediately prior to her resignation in 2021.

On December 13, 2007, we entered into an employment agreement with Dr. Tehrani setting forth the terms and conditions of his employment as our President and Chief Executive Officer prior to his resignation at the beginning of January 2022, which provided for his initial base salary and which includes, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. This agreement was amended on January 1, 2014. On January 17, 2017, we entered into an amended and restated employment agreement with Dr. Tehrani that superseded and replaced the December 2007 agreement, as amended, and set forth revised termination and change of control provisions. Under the new not-for-cause termination severance formula, during the first three years of employment, Dr. Tehrani is entitled to 12 months of written notice or payment in lieu of notice equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Dr. Tehrani is entitled to an additional one month’s notice, or the equivalent base salary and continuation of benefits, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Dr. Tehrani is terminated without cause within 12 months following a change of control, he shall receive severance equal to 24 months of his base salary, continuation of benefits for 24 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement that are in excess of any minimum required by certain applicable laws are conditional upon Dr. Tehrani’s release of claims against the Company.

On January 25, 2007, we entered into an employment agreement with Mr. Klompas, our current President and Chief Operating Officer, setting forth the terms and conditions of his employment as our Director of Finance and Operations, which provided for his initial base salary and initial equity award, and which includes, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. This agreement was amended on October 23, 2007, and January 1, 2014. On January 17, 2017, we entered into an amended and restated employment agreement with Mr. Klompas that superseded and replaced the January 2007 agreement, as amended, and set forth revised termination and change of control provisions. Under the new not-for-cause termination severance formula, during the first three years of employment, Mr. Klompas is entitled to 12 months of written notice or payment in lieu of notice equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Mr. Klompas is entitled to an additional one month’s notice, or the equivalent base salary and continuation of benefits, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Mr. Klompas is terminated without cause within 12 months following a change of control, he shall receive severance equal to 18 months of his base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement that are in excess of any minimum required by certain applicable laws are conditional upon Mr. Klompas’ release of claims against the Company.

On April 29, 2019, we entered into an employment agreement with Dr. Josephson, our current Chief Medical Officer, setting forth the terms and conditions of his employment as our Vice President, Clinical Research. His employment agreement provided for his initial base salary, initial equity awards and target annual bonus, and which includes, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. If Dr. Josephson’s employment is terminated without cause during the first three years of employment, he is entitled to 12 months of written notice or payment equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Dr. Josephson is entitled to an additional one month’s written notice or payment equal to one month of his base salary and continuation of benefits for one month, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Dr. Josephson is terminated without cause within 12 months following a change of control, he shall receive severance equal to 18 months of his base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement that are in excess of any minimum required by certain applicable laws are conditional upon Dr. Josephson’s release of claims against the Company.

On September 20, 2018, we entered into an employment agreement with Dr. Polverino setting forth the terms and conditions of his employment as our Executive Vice President, Early Development and Chief Scientific Officer until his termination in January 2022. His employment agreement provided for his initial base salary and initial equity award, and which includes, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. If Dr. Polverino’s employment is terminated without cause during the first three years of employment, he is entitled to 12 months of written notice or payment in lieu of notice equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Dr. Polverino is entitled to an additional one month’s notice, or the equivalent base salary and continuation of benefits, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Dr. Polverino is terminated without cause within 12 months following a change of control, he shall receive severance equal to 18 months of his base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement that are in excess of any minimum required by certain applicable laws are conditional upon Dr. Polverino’s release of claims against the Company.

On April 1, 2020, we entered into an employment agreement with Mr. Priour, our former Chief Commercial Officer, setting forth the terms and conditions of his employment as our Senior Vice President, Commercial until his termination in January 2022. His employment agreement provided for his initial base salary, a signing bonus, initial equity awards and target annual bonus, and which includes, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. If Mr. Priour’s employment is terminated without cause during the first three years of employment, he is entitled to 12 months of written notice or payment equal to 12 months of his base salary and continuation of health and dental benefits for 12 months. Commencing in the fourth year of employment, Mr. Priour is entitled to an additional one month’s written notice or payment equal to one month of his base salary and continuation of health and dental benefits for each additional completed year of service, up to a total maximum of 18 months. If Mr. Priour is terminated without cause within 12 months following a change of control, he shall receive severance equal to 18 months of his base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement that are in excess of any minimum required by certain applicable laws are conditional upon Mr. Priour’s release of claims against the Company.

On June 1, 2016, we entered into an employment agreement with Dr. Hausman setting forth the terms and conditions of her employment as our Chief Medical Officer until her resignation in April 2021. Her employment agreement provided for her initial base salary and initial equity award, and which includes, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans. Dr. Hausman’s employment agreement also specifies, in the case of termination of employment other than for cause, she will be entitled to 12 months’ notice, or payment in lieu of notice equal to 12 months of her base salary, or any combination thereof, should termination occur within the first year of employment. Following the first year of employment, she will be entitled to an additional one month’s notice, or the equivalent base salary, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. On January 18, 2017, we entered into an amended and restated employment agreement with Dr. Hausman that superseded and replaced the June 2016 agreement and set forth a new change of control provision. If Dr. Hausman is terminated without cause within 12 months following a change of control, she shall receive severance equal to 18 months of her base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement are conditional upon Dr. Hausman’s release of claims against the Company.

In May 2021, Dr. Hausman transitioned from her role as our Chief Medical Officer, but remained with the Company as a clinical advisor through November 2021. In connection with this transition, Dr. Hausman and the Company entered into a consulting agreement under which she continued to vest in her Company options until the end of the consulting period, subject to her continued service.

Executive Employment Arrangements with Other Executive Officers

In connection with Mr. Galbraith’s appointment as President and Chief Executive Officer, the Company and Mr. Galbraith entered into an employment agreement (the “Galbraith Employment Agreement”). The Galbraith Employment Agreement does not have a specific term.

Pursuant to the Galbraith Employment Agreement, Mr. Galbraith is entitled to the following compensation and benefits:

•

An annual base salary of $600,000, with eligibility to earn an annual discretionary bonus of up to 60% of his annual base salary, based upon the achievement of certain Company goals determined by the Board.

•

Options to purchase 500,000 of the Company’s shares of common stock at an exercise price per share equal to the fair market value on the date of grant (the “Inducement Options”). 25% of the Inducement Options vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36 of the remaining Inducement Options will vest on the last day of each month, until all of the Inducement Options have vested, subject to Mr. Galbraith’s continued service.

•	Eligibility to participate in the Company’s employee benefit plans, policies and arrangements that, in the aggregate, are reasonably consistent with other executive officers generally.

•	Enrollment in a qualifying pension scheme under the UK Pensions Act 2008.

•

Reimbursement of relocation expenses up to a maximum gross amount of $300,000, grossed up for the impact of any taxable withholding, for reasonable moving expenses incurred by Mr. Galbraith and his immediate family during relocation from Mr. Galbraith’s primary residence to the Vancouver, British Columbia or Seattle, Washington area during the first eighteen months of employment. The total amount reimbursed shall be repaid to the Company if Mr. Galbraith’s employment terminates within two years following the effective date of employment.

•	Temporary housing through the earlier of Mr. Galbraith’s relocation or the date that is 18 months following the effective date of employment, grossed up for the impact of any tax withholding.

•

A tax equalization payment if Mr. Galbraith is subject to income taxation or other taxation outside of the United Kingdom during the period of his employment, grossed up for the impact of any tax withholding, and tax preparation services.

•

If the Company terminates Mr. Galbraith’s employment, then Mr. Galbraith will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. If such termination of employment or resignation occurs on or after the fourth year of employment, Mr. Galbraith will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Mr. Galbraith will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan.

•

In the event of termination on death or disability, as defined in the Company’s long-term disability plan or policy then in effect with respect to him, Mr. Galbraith, or his estate, will receive (x) a lump sum payment equal to the difference between (1) eighteen months of base salary plus target annual cash bonus as of the date of death or disability and (2) the amount that Mr. Galbraith or his estate will receive as a result of death or disability under the Company’s applicable insurance policies in effect as of the date of termination, (y) group extended health and dental benefits continuation for his surviving family members for eighteen months (or lump sum payment for the premium costs of such benefits in lieu thereof), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to Mr. Galbraith as of the date of death or disability.

•

If Mr. Galbraith’s employment is terminated by the Company without cause within twelve months following, or within three months prior to, a Change of Control (as defined in the Galbraith Employment Agreement), Mr. Galbraith will be eligible to receive (x) a lump sum payment of eighteen months of base salary and 100% of target annual cash bonus as of the date of termination, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months (or lump sum payment for the premium costs of such benefit plans in lieu thereof) and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Mr. Galbraith entering into a valid settlement agreement with the Company.

•

In addition, the Galbraith Employment Agreement requires Mr. Galbraith, among other things, not to compete, either directly or indirectly, with the Company while employed by the Company and for up to six months following the termination of his employment with the Company. The Galbraith Employment Agreement also requires Mr. Galbraith not to solicit the Company’s employees or consultants to terminate their relationship with the Company while he is employed by the Company and for up to one year following the termination of his employment with the Company.

In connection with Chris Astle’s appointment as Senior Vice President and Chief Financial Officer, the Company and Dr. Astle entered into an amended and restated employment agreement effective February 24, 2022 (the “Astle Employment Agreement”). The Astle Employment Agreement does not have a specific term and provides for the following compensation and benefits:

•

An annual base salary of $375,000, with eligibility to earn an annual discretionary bonus of up to 35% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors;

•

Options to purchase 125,000 of the Company’s common shares (the “Astle Options”) at an exercise price per share equal to the fair market value on the date of grant. 25% of the Astle Options will vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36 of the remaining Astle Options will vest on the last day of each month, until all of the Astle Options have vested, subject to Dr. Astle’s continued service;

•	Eligibility to participate in the Company’s employee benefit plans, policies and arrangements;

•

If the Company terminates Dr. Astle’s employment without cause prior to April 1, 2024, then Dr. Astle will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. If such termination of employment occurs on or after April 1, 2024, Dr. Astle will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service after April 1, 2024, up to a total maximum of eighteen months. Dr. Astle will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Such payments will be subject to Dr. Astle entering into a valid settlement agreement with the Company;

•

If Dr. Astle’s employment is terminated by the Company without cause within twelve months following a Change of Control (as defined in the Astle Employment Agreement), Dr. Astle will be eligible to receive (x) eighteen months of base salary, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Dr. Astle entering into a valid settlement agreement with the Company; and

•

In addition, the Astle Employment Agreement requires Dr. Astle, among other things, not to compete, either directly or indirectly, with the Company while employed by the Company and for up to six months following the termination of his employment with the Company. The Astle Employment Agreement also requires Dr. Astle not to solicit the Company’s employees to terminate their relationship with the Company while he is employed by the Company and for up to one year following the termination of his employment with the Company.

In November 2022, the Astle Employment Agreement was amended to provide for certain corporate housing benefits.

In connection with Paul Moore’s appointment as Chief Scientific Officer, the Company and Dr. Moore entered into an employment agreement dated July 18, 2022 (the “Moore Employment Agreement”). The Moore Employment Agreement does not have a specific term and provides for the following compensation and benefits: .

•

An annual base salary of $425,000, with eligibility to earn an annual discretionary bonus of up to 40% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors;

•

Options to purchase 200,000 shares of the Company’s common stock (the “Moore Inducement Options”) at an exercise price per share equal to the fair market value on the date of grant. 25% of the Moore Inducement Options will vest and become exercisable on the one-year anniversary of the date of grant, and 1/36 of the remaining Moore Inducement Options will vest each month thereafter until all of the Moore Inducement Options have vested, subject to Dr. Moore’s continued service;

•	Eligibility to participate in our employee benefit plans, policies and arrangements;

•

If we terminate Dr. Moore’s employment without cause prior to July 18, 2025, then Dr. Moore will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. If such termination of employment occurs on or after July 18, 2025, Dr. Moore will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service after July 18, 2025, up to a total maximum of eighteen months. Dr. Moore will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Such payments will be subject to Dr. Moore entering into a valid settlement agreement with us;

•

If Dr. Moore’s employment is terminated by us without cause within twelve months following a Change of Control (as defined in the Moore Employment Agreement), Dr. Moore will be eligible to receive (x) eighteen months of base salary as of the date of termination payable over 18 months, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Dr. Moore entering into a valid settlement agreement with us; and

•

In addition, the Moore Employment Agreement requires Dr. Moore, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Moore Employment Agreement also requires Dr. Moore not to solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

Other Arrangements with Named Executive Officers

In connection with Dr. Tehrani’s resignation, the Company and Mr. Tehrani entered into a Separation Agreement and Release (the “Tehrani Separation Agreement”) providing for the following benefits:

•	A lump sum payment of $889,638, equivalent to eighteen months of base salary.

•

Payment of the annual performance bonus for 2021 that he would have received had he remained employed with the Company through the applicable bonus payment date, calculated based on actual achievement of the applicable performance goals under the bonus plan as determined by the Board of Directors. Payment of the bonus, if any, will be made in a lump sum at the same time as the other Company senior executives receive their 2021 bonus. As described in the “Cash Bonus” section above, the Compensation Committee determined that the 2021 goals were not achieved at a level sufficient to warrant the payment of a bonus to executives, and therefore no bonus was paid to Dr. Tehrani.

•

Eligibility to participate in the Company’s employee benefit plans for the lesser of (a) eighteen months from January 15, 2022 (the “Tehrani Termination Date”) or (b) the date of enrollment in the benefit plans of a new employer. The aggregate value of the premiums for extended participation under these plans is $5,377.

•

Entry into a Consulting Services Agreement, whereby he will assist certain transitional matters at the request and direction of the Company on an as needed basis. The Consulting Services agreement will begin on the Tehrani Termination Date and cease on September 30, 2023. Dr. Tehrani will be entitled to continued vesting and exercise benefits for outstanding stock options and restricted stock units under the Company’s equity incentive plans for the duration of the Consulting Services Agreement. Following the termination of the Consulting Services Agreement, and provided that Dr. Tehrani has satisfactorily performed his duties as chief executive officer between the date of the Tehrani Separation Agreement and the Tehrani Termination Date and timely executes a supplemental release agreement, he will have 12 months from the termination of the Consulting Services Agreement to exercise any vested Company stock options, subject to any such options’ earlier expiration during such period.

•	Reimbursement for all reasonable and documented business expenses actually and properly incurred in relation to Company business up to the Tehrani Termination Date.

In connection with Mr. Klompas’ appointment as Chief Operating Officer, the Company has provided Mr. Klompas with a promotion letter (the “Klompas Promotion Letter”).

Pursuant to the Klompas Promotion Letter, Mr. Klompas is entitled to the following modifications to his existing compensation and benefits:

•	An increase to his annual base salary from $437,124 to $458,000.

•	An increase to his annual discretionary bonus opportunity from 40% to 45% of his annual base salary, based upon the achievement of certain Company goals determined by the Board.

In connection with Dr. Polverino’s departure from the Company, the Company and Dr. Polverino entered into a Separation Agreement and Release providing for the following benefits (which benefits are substantially similar to the severance benefits under his employment agreement in effect immediately prior to his termination date):

•

Severance paid in installments of $18,367.00 on each of the Company’s semi-monthly payroll dates for the twelve (12) month period beginning on the first payroll date to occur after March 22, 2022; provided, however, that any such payments that would, according to such schedule, be paid after March 15, 2023, will be accelerated and paid on the Company’s first regular payroll date in March 2023 that occurs on or before March 15, 2023.

•	Reimbursement for Dr. Polverino’s payments for COBRA coverage for the lesser of (i) twelve (12) months or (ii) until Dr. Polverino has secured health insurance coverage through a new employer.

In connection with Mr. Priour’s departure from the Company, the Company and Mr. Priour entered into a Separation Agreement and Release providing for the following benefits (which benefits are substantially similar to the severance benefits under his employment agreement in effect immediately prior to his termination date):

•	Severance paid installments of $16,667.00 on each of the Company’s semi-monthly payroll dates for the twelve (12) month period beginning on the first payroll date to occur after February 12, 2022.

•	Reimbursement for Mr. Priour’s payments for COBRA coverage for the lesser of (i) twelve (12) months or (ii) until Mr. Priour has secured health insurance coverage through a new employer.

The table below shows the estimated amounts of the termination payments and benefits that will be made to our named executive officers upon the termination of their employment under the terms of their current employment agreements (assuming termination took place on December 31, 2021 and the price per share is the closing market price as of that date):

Name and Principal Position	Event	Severance ($)	Options ($) (1) (2)	Restricted Stock Units ($) (3)	Other Payments ($) (1) (4)	Total ($)
Ali Tehrani, Former President & CEO	Termination other than for cause	889,638	5,418,454	—	5,377	6,313,469
	Termination following a change of control event (double trigger)	1,186,184	5,516,376	662,435	7,169	7,372,164
Neil Klompas, President and Chief Operating Officer (former CFO)	Termination other than for cause	655,686	2,137,014	—	5,377	2,798,077
	Termination following a change of control event (double trigger)	655,686	2,175,658	215,119	5,377	3,051,840
Neil Josephson, Chief Medical Officer	Termination other than for cause	480,000	—	—	33,240	513,240
	Termination following a change of control event (double trigger)	720,000	—	395,261	49,860	1,165,121
Anthony Polverino, Executive VP, Early Development & Chief Scientific Officer	Termination other than for cause	440,800	121,200	—	27,951	589,951
	Termination following a change of control event (double trigger)	661,200	172,364	215,119	41,927	1,090,609
James Priour, Former Chief Commercial Officer	Termination other than for cause	400,000	—	—	33,240	433,240
	Termination following a change of control event (double trigger)	600,000	—	176,750	49,860	826,610
Diana Hausman, Former Chief Medical Officer	Termination other than for cause	540,687	—	—	—	540,687
	Termination following a change of control event (double trigger)	695,169	—	—	—	695,169

(1)	Canadian dollar amounts have been converted to U.S. dollars based on the historical Canadian to U.S. average daily rate of exchange as at December 31, 2021.
(2)	The value of accelerated vesting of options is calculated based on the closing price on the NYSE of $16.39 per share as of December 31, 2021.
(3)	The value of accelerated vesting of restricted stock units is calculated based on the closing price on the NYSE of $16.39 per share as of December 31, 2021.
(4)

For Canadian named executive officers (Dr. Tehrani and Mr. Klompas) amounts shown in the “Other Payments” column relate to contributions to our extended medical benefits premiums. For U.S. named executive officers (Dr. Hausman, Dr. Polverino, Dr. Josephson and Mr. Priour), these amounts relate to health benefits plan premiums. For our Canadian named executive officers, these amounts are denominated in U.S. dollars but paid in Canadian dollars.

Employee Benefit Plans

Our executive officers receive medical, dental, life insurance and other benefits generally made available to all of our employees.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Registered Retirement Savings Plan

Our executive officers resident in Canada are eligible, along with all other employees resident in Canada, to participate in our registered retirement savings plan (“RRSP”) matching program. Under this program, we match the amount contributed by each executive officer into a group RRSP plan, up to a pre-determined percentage of annual salary. Upon the formal approval of the compensation committee on November 9, 2016, we began matching executive officer’s contributions to the group RRSP up to 5.5% of annual salary. Effective January 1, 2020, we began matching executive officer’s contributions to the group RRSP up to 6.0% of annual salary. Generally, company matching contributions will not exceed 50% of the maximum annual RRSP dollar limit as specified by the Canada Revenue Agency in any given year.

401(k) Plan

Our executive officers resident in the United States are eligible, along with all other U.S.-based employees, to participate in a 401(k) plan. Under this plan, we match the amount contributed by each executive officer into a 401(k) plan up to a predetermined percentage of annual salary. Upon the formal approval of the compensation committee on November 9, 2016, we began matching executive officer’s contributions to a 401(k) plan up to 5.5% of annual salary (increased to 6.0% effective January 1, 2020), with company matching contributions not to exceed the annual personal and Age 50 Catch Up contribution limit (if applicable) set by the Internal Revenue Service, or the IRS, in any given year.

Original Plan

Our second amended and restated employee stock option plan (the “Original Plan”) was administered by our compensation committee and provided for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRS Code”), non-statutory stock options, restricted stock and other stock-based awards. Our employees, officers, directors and consultants were eligible to receive awards under our Original Plan. Upon an acquisition of us, the exercisability of options or the vesting of restricted stock awards issued under the Original Plan will be accelerated. In addition, our Board of Directors will make appropriate provisions for the continuation of awards by us or substitution of awards by the surviving or acquiring entity.

As of April 28, 2017, no further awards were issued under the Original Plan. However, all outstanding options granted under the Original Plan remain outstanding, subject to the terms of the Original Plan and the applicable grant documents, until such outstanding options are exercised or they terminate or expire by their terms. The Original Plan was restated in October 2022 to reflect the redomicile transactions, which restatement did not require stockholder approval. Any shares of common stock subject to awards under our Original Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised, or resulting in any shares of common stock being issued, will become available for issuance under the Equity Compensation Plan (defined below), up to a specified number of shares. Options granted under the Original Plan are non-assignable and non-transferable except that they will be exercisable by the personal representative of the option holder in the event of the option holder’s death or inability to manage their affairs.

Equity Compensation Plan

On April 10, 2017, our shareholders approved a new stock option plan, which became effective immediately prior to the consummation of our initial public offering. This plan allowed for the grant of options to directors, officers, employees and consultants in U.S. or Canadian dollars, and also permitted us to grant ISOs to our employees. On June 7, 2018, the Company’s shareholders approved an amendment and restatement of this plan (this plan, as amended and restated from time to time, the “Equity Compensation Plan”), which includes an article that allows us to grant restricted stock, restricted stock units and other share-based awards, in addition to options. On March 4, 2020, the Board of Directors approved certain minor amendments to the Equity Compensation Plan that did not require shareholder approval. Similarly, the Equity Compensation Plan was restated in October 2022 to reflect the redomicile transactions, which restatement did not require stockholder approval.

The original maximum number of shares of common stock reserved for issuance under the Equity Compensation Plan as of June 7, 2018, was 5,686,097, which includes 3,686,097 shares issuable upon exercise of options outstanding as of March 31, 2018. Beginning in 2019 and ending in 2028, this maximum number may be increased on the first day of each calendar year by up to 4.0% of the number of outstanding shares on the last day of the immediately preceding calendar year (referred to herein as the “evergreen feature”). ISOs may be granted with respect to a maximum fixed amount equal to 20% of the shares reserved for issuance under the Equity Compensation Plan as of June 7, 2018.

The Equity Compensation Plan allows for the grant of awards to our (or our direct or indirect subsidiaries’) directors, officers, employees and consultants. The Board of Directors is responsible for administering the Equity Compensation Plan, and the compensation committee makes recommendations to the Board of Directors in respect of matters relating to the Equity Compensation Plan. The Board of Directors has authority to determine the terms, including the limitations, restrictions, vesting period and conditions, if any, of awards granted under the Equity Compensation Plan.

All options granted under the Equity Compensation Plan will have an exercise price determined and approved by the Board of Directors at the time of grant, which shall not be less than closing price of the shares of common stock on the date of grant on the primary exchange on which the shares of common stock are traded. We may convert a market price denominated in Canadian currency into United States currency and vice versa and such converted amount shall be the market price.

An option shall be exercisable during a period established by the Board of Directors, which shall commence on the date of the grant and shall terminate not later than ten years after the date of the grant. The Equity Compensation Plan provides that the exercise period shall automatically be extended if the date on which it is scheduled to terminate falls during a blackout period. In such cases, the extended exercise period shall terminate on the tenth business day after the last day of the blackout period; provided that the exercise period shall in no case be extended beyond the tenth anniversary of the date the option was granted.

All awards shall vest in accordance with the terms of the grant agreement. A participant’s grant agreement or any other written agreement between a participant and us may provide that unvested awards be subject to acceleration of vesting and/or exercisability in certain circumstances. The Board of Directors may at its discretion accelerate the vesting of any outstanding awards notwithstanding the previously established vesting schedule, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration or, subject to applicable regulatory provisions and stockholder approval, extend the expiration date of any option; provided that the period during which an option is exercisable does not exceed ten years from the date such option is granted. If the Equity Compensation Plan is terminated, the provisions of the Equity Compensation Plan with respect to outstanding awards will continue in effect as long as any such award remains outstanding.

Except as specifically provided in an agreement approved by the Board of Directors, awards granted under the Equity Compensation Plan are generally not transferable; however, an optionee may, with the prior approval of the Board of Directors, transfer options to (i) such optionee’s family or retirement savings trust, or (ii) registered retirement savings plans or registered retirement income funds of which the optionee is and remains the annuitant.

The following table describes the impact of certain events upon the rights of option holders and restricted stock units holders under the Equity Compensation Plan, including termination for cause (as determined by the Board of Directors, in its discretion), resignation, termination other than for cause, retirement, death or disability:

Event	Provisions

Termination for cause	Forfeiture of all vested and unvested options and all restricted stock units

Resignation	Forfeiture of all unvested options and all restricted stock units

Vested options exercisable until the earlier of the expiry date and 90 days after resignation

Termination other than for cause	Forfeiture of all unvested options and all restricted stock units
Vested options exercisable until the earlier of the expiry date and 90 days after termination

Retirement	Forfeiture of all unvested options and all restricted stock units

Vested options exercisable until the earlier of the expiry date and 90 days after retirement

Death or disability	Forfeiture of all unvested options and all restricted stock units
Vested options exercisable until the earlier of the expiry date and one year after event

In connection with a change of control (as defined in the Equity Compensation Plan), the Board has the right to provide for the conversion or exchange of any outstanding awards into or for options, rights or other securities in any entity participating in or resulting from a change of control, cash or other property. If we enter into an agreement for a transaction that, if completed, would result in a change of control, or otherwise becoming aware of a pending change of control, we will give written notice to the award holders regarding the potential change of control and a description of the effect of the change of control on outstanding awards at least seven (7) days prior to the closing of change of control. The Board of Directors may, in its discretion, accelerate the vesting and expiration of awards in connection with the change of control and provide that any options not exercised within the specified period will be terminated after the completion of the change of control. If the change of control would also result in a capital reorganization, arrangement, amalgamation or reclassification of the share capital of the Company (and the vesting and expiration of the awards has not been accelerated as contemplated by the prior sentence), upon completion of the change of control, the number and kind of shares subject to outstanding awards and, if applicable, the exercise price per share of options shall be appropriately adjusted (including by substituting the awards for awards with respect to securities in any successor entity to the Company) in such manner as the Board of Directors considers equitable to prevent substantial dilution or enlargement of the rights granted to Award holders. The Board also may make changes to the terms of the awards or the plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any of our securities may be listed, provided that the value of previously granted awards and the rights of award holders are not materially adversely affected by any such changes. In addition, in the event of a potential change of control, the Board of Directors may, in its sole discretion, modify the terms of the plan and/or the awards to assist the participants to tender into a take-over bid or other transaction leading to a change of control, including the authority to allow participants to conditionally exercise options.

The Board of Directors may, in its sole discretion, suspend or terminate the Equity Compensation Plan at any time, or from time to time, and may amend the Equity Compensation Plan or any award at any time without the consent of the award recipient provided that such amendment shall (i) not adversely alter or impair any award previously granted except as permitted by the terms of the Equity Compensation Plan, (ii) be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of any stock exchange(s) where our shares of common stock are listed or posted for trading, and (iii) be subject to stockholder approval, where required by law, the requirements of any stock exchange(s) where our shares of common stock are listed or posted for trading or the Equity Compensation Plan; provided, however, that stockholder approval shall not be required for the following amendments and our Board of Directors may make any changes which may include but are not limited to:

•	amendments of a general housekeeping or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Equity Compensation Plan;

•	a change to the provisions of any award governing vesting, assignability and effect of termination of a participant’s employment contract or office;

•	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;

•	a change to advance the date on which any option may be exercised under the Equity Compensation Plan; and

•	an amendment necessary to comply with applicable law or the requirements of any regulatory body having authority over the Company, the Equity Compensation Plan, the participants or the stockholders.

For greater certainty, the Board of Directors shall be required to obtain stockholder approval to make the following amendments:

•

any increase (other than pursuant to the evergreen feature described above) to the maximum number of shares of common stock issuable from treasury under the Equity Compensation Plan and any other treasury-based share compensation plans, other than an adjustment pursuant to a change in capitalization;

•

any amendment which reduces the exercise price of any option after the option has been granted or any cancellation of such option and the substitution of that option by a new option with a reduced exercise price, except in the case of an adjustment pursuant to a change in capitalization;

•	any amendment which extends the expiry date of any option beyond the original expiry date, except in case of an extension due to a blackout period;

•	a change to the eligible participants of the Equity Compensation Plan;

•	the addition of a deferred or performance share unit or any other provision which results in participants receiving securities while no cash consideration is received by the Company; and

•	any amendment to the amendment provisions of the Equity Compensation Plan.

Inducement Plan

Our Inducement Stock Option and Equity Compensation Plan (the “Inducement Plan”) was adopted by our Board of Directors in January 2022 and was amended and restated in October 2022 to reflect the redomicile transactions. The Inducement Plan was adopted without stockholder approval pursuant to Rule 303A.08 of the NYSE listing rules. The Inducement Plan allows for the grant of options, grant restricted stock, restricted stock units and other share-based awards. The terms of the Inducement Plan are substantially similar to those of the Equity Compensation Plan, including with respect to treatment of awards in connection with a change of control. However, in accordance with Rule 303A.08, awards under the Inducement Plan may only be made to employees of our

Company or our subsidiaries to whom the grant of the award is a material inducement to the individual’s entering into employment with us in accordance with Rule 303A.08.

Employee Stock Purchase Plan

On April 10, 2017, our shareholders approved an employee share purchase plan, which became effective immediately prior to the consummation of our initial public offering. On June 7, 2018, the Company’s shareholders approved an amendment and restatement of this plan (this plan, as amended and restated, the “ESPP”). The ESPP was recently restated to reflect the redomicile transactions, which restatement did not require stockholder approval. The following is a summary of the terms of the ESPP.

The ESPP permits participation by employees of the Company and its subsidiaries that are designated to participate in the ESPP by the Board of Directors. The compensation committee of the Board of Directors is responsible for administering the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the IRS Code for employees who are United States taxpayers.

Unless otherwise determined by our Board of Directors, participation in the ESPP is open to our employees in Canada and the United States who are customarily employed for at least 20 hours per week. Participation in the ESPP is voluntary. Eligible employees are able to contribute up to 15% of their gross base earnings for purchases under the ESPP through regular payroll deductions. No employee is eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding shares of common stock measured by vote or value under Section 424(d) of the IRS Code. In addition, no employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our shares of common stock (determined on the grant date of the purchase right) for each year such purchase right is outstanding. The purchase price to be used for purchases under the ESPP may be as low as 85% of the fair market value of the shares of common stock on either the first day of the applicable purchase period or the last day of such purchase period (whichever date has the lower fair market value). The fair market value of the shares of common stock on a particular day to be used to determine the purchase price under the ESPP will equal the closing price of the shares of common stock on the primary exchange upon which they are traded on such date (or, if such day is not a trading day, then on the trading day immediately preceding such day).

The ESPP is implemented through a series of offerings under which eligible employees are granted rights to purchase our shares of common stock at the end of specified purchase periods. We currently expect to hold offerings consisting of a single six-month purchase period commencing on January 1 and July 1 of each calendar year, with a single purchase date at the end of each purchase period on June 30 and December 31 of each calendar year. However, our compensation committee may establish different offerings and purchase periods from time to time, which may have a duration of between three months to twenty-four months. Our first offering commenced on July 1, 2017, and ended on December 31, 2017. Shares of common stock purchased under the ESPP are issued from treasury in accordance with applicable laws and the terms and conditions of the ESPP. The number of shares of common stock reserved for issuance under the ESPP cannot exceed 272,350 shares of common stock, plus the number of shares of common stock that are automatically added on January 1 of each year, commencing on (and including) January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock issued and outstanding on December 31 of the preceding calendar year, and (ii) 419,000 shares of common stock. No rights to purchase shares of common stock may be issued under the ESPP from and after the tenth anniversary of the date the ESPP became effective, unless otherwise approved by our stockholders.

The ESPP is administered by the compensation committee. The compensation committee has the authority, in the event the shares of common stock are subdivided or consolidated, or in the event the shares of common stock will be exchanged for shares of another issuer in the context of a reorganization, split-up, liquidation, recapitalization or similar transaction, to determine appropriate equitable adjustments, if any, to be made under the ESPP, including adjustments to the number of shares of common stock that have been authorized for issuance under the ESPP.

In the event of certain significant corporate transactions such as an acquisition, merger or sale of all or substantially all of our assets, then either (i) a participant’s then-outstanding purchase right shall be continued or substituted for by the surviving or acquiring entity, or (ii) such purchase right shall be terminated in exchange for a cash payment equal to the fair market value of a number of our shares of common stock on the date of such transaction that the participant’s accumulated payroll deductions as of the date of the transaction could purchase, determined with reference only to the first business day of the applicable purchase period, less the result of multiplying such number of shares by such purchase price.

Our Board of Directors has the right to amend or terminate the ESPP, in whole or in part, at any time, subject to applicable laws and requirements of any stock exchange or governmental or regulatory body (including any requirement for stockholder approval). Subject to certain exceptions, our Board of Directors is entitled to make amendments to the ESPP without stockholder approval.

Rights to purchase shares granted under the ESPP cannot be transferred or assigned by the holder thereof other than by will, the laws of descent and distribution.

Equity Compensation Plan Information

The following table sets forth summary information relating to our Equity Compensation Plan, ESPP and Original Plan as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants, and rights (2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders
Equity Compensation Plan	6,618,717	(3)	$26.67	(4)	952,632
ESPP	—		—		1,482,477
Original Plan	1,078,121		$12.66	(5)	—

(1)	Includes restricted stock units.
(2)	Does not include restricted stock units, which do not have an exercise price.
(3)

The original maximum number of common shares reserved for issuance under the Equity Compensation Plan as of June 7, 2018, was 5,686,097. Beginning in 2019 and ending in 2028, this maximum number may be increased on the first day of each calendar year by up to 4.0% of the number of outstanding shares on the last day of the immediately preceding calendar year.

(4)

Stock options granted under the Equity Compensation Plan are granted with exercise prices in both Canadian dollars and U.S. dollars. As of December 31, 2021, there were 6,327,448 outstanding stock options under the Equity Compensation Plan, consisting of 1,410,534 stock options with a weighted average exercise price of C$34.01 ($27.13 based on the U.S. dollar per Canadian dollar exchange rate of 0.7978, which was the average annual Bank of Canada exchange rate for 2021) and 4,916,914 stock options with a weighted average exercise price of $26.59.

(5)

Stock options granted under the Original Plan were granted with exercise prices in Canadian dollars. As of December 31, 2021, there were 1,078,121 outstanding stock options under the Original Plan, with a weighted average exercise price of C$15.87 ($12.66 based on the U.S. dollar per Canadian dollar exchange rate of 0.7978, which was the average annual Bank of Canada exchange rate for 2021).

The following table sets forth certain additional information with respect to our Original Plan, Equity Compensation Plan and ESPP as of December 31, 2021:

	Original Plan	Equity Compensation Plan	ESPP
Number of outstanding securities awarded under plan	1,078,121	6,681,717	178,734 (1)
Issued and outstanding securities under plan as a percentage of issued and outstanding shares	2.3%	14.3%	0.4%
Number of securities available for grant under plan	—	952,632	1,482,477
Number of securities available for grant under plan as a percentage of issued and outstanding shares	—	2.0%	3.2%

(1)	Amount reflects the total number of outstanding securities awarded under the ESPP since the Company’s inception.

The following table sets forth the burn rate under our Original Plan and our Equity Compensation Plan for each of the years ended December 31, 2021, 2020, and 2019. The burn rate is a percentage calculated based on the number of stock options and restricted stock units granted under each plan during the relevant year divided by the weighted average number of the Company’s issued and outstanding shares during that year.

	Original Plan	Equity Compensation Plan
Year ended December 31, 2021	0%	4.9%
Year ended December 31, 2020	0%	3.5%
Year ended December 31, 2019	0%	4.9%

Pay Ratio Disclosure

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 1, 2021 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2021: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the estimated grant date fair value for equity awards granted between January 1, 2021 and October 1, 2021. In identifying the median employee, we converted compensation amounts paid in Canadian dollars based on the applicable year-to-date average exchange rate as of October 1, 2021 and annualized the compensation values of individuals that joined our Company during 2021. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2021 as calculated using Summary Compensation Table requirements was $164,072. Our Chief Executive Officer’s compensation in 2021 as reported in the Summary Compensation Table was $5,100,637. Therefore, our CEO Pay Ratio for 2021 is approximately 31:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

DIRECTOR COMPENSATION

The written charter of our compensation committee provides that the compensation committee will review compensation for members of our Board of Directors on at least an annual basis, taking into account their responsibilities and time commitment and information regarding the compensation paid at peer companies. The compensation committee will make recommendations to our Board of Directors with respect to changes to our approach to director compensation as it considers appropriate.

In 2020, the compensation committee engaged Radford to conduct a competitive assessment of our Board of Director compensation program. Radford analyzed board of director compensation practices of our peer group, and compared our Board of Director compensation program to these practices. Based on these findings, the compensation committee determined that it was appropriate and in line with market practices to maintain the Board cash and equity compensation of non-employee directors at the 2020 levels for 2021, with the exception that the annual cash retainer fee for service as chair of the research and development committee be increased from $12,000 to $15,000. The Board of Directors approved this adjustment in March 2021. This change positioned our 2021 individual director compensation and total aggregate director compensation between the 25th and 50th percentile compared to the 2021 peer group. No other changes to Board of Director compensation were made for 2021.

In March 2022, the compensation committee engaged Radford to conduct a competitive assessment of our Board of Director compensation program. Based on these findings, the compensation committee recommended, and the Board approved, the following changes to the cash and equity compensation of non-employee directors:

•

The cash component for Board of Directors and committee membership was maintained at the 2021 levels, with the exception that the cash retainer fee for service as lead independent director was reduced from $70,000 to $65,000;

•

The initial option grants for new directors, to be granted upon joining the Board of Directors, was changed from 18,000 options to 40,000 options, with the vesting schedule remaining as 1/36 vesting on each monthly anniversary of the effective award date; and

•

The annual equity grant to directors, to be granted at a time of the Company’s annual meeting of stockholders, was changed from 9,000 options to 20,000 options, with the vesting schedule remaining that such options cliff vest on the date of the next year’s annual meeting of stockholders.

These changes positioned our 2022 individual director compensation and total aggregate director compensation between the 25th and 50th percentile compared to the 2022 peer group, consisting of publicly traded, pre-commercial biopharmaceutical companies: (i) that are clinical stage companies (with a focus on Phase 2 and Phase 3), particularly those with a therapeutic focus in oncology; (ii) with market capitalizations generally between $250 million and $2.2 billion; (iii) with generally between 100 and 500 employees; (iv) that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and (v) preferably that have gone public in the last five years.

In November 2022, the compensation committee received a report from Aon regarding a further competitive assessment of our Board of Director compensation program. Based on these findings, in November 2022, the compensation committee recommended, and the Board approved, the following changes to the cash and equity compensation of non-employee directors:

•

The cash component for Board of Directors and committee membership was maintained at the 2022 levels, with the exception that the cash retainer fee for service as chair of the compensation committee was increased from $10,000 to $12,000, the cash retainer fee for service as a member of the compensation committee was increased from $5,000 to $6,000, the cash retainer fee for service as chair of the nominating and corporate governance committee increased from $7,500 to $8,500, and the cash retainer fee for service as a member of the nominating and corporate governance committee was increased from $3,750 to $4,250 (in each case effective January 2023);

•

The initial option grants for new directors, to be granted upon joining the Board of Directors, was changed from 40,000 to 50,0000 options, with the vesting schedule remaining as 1/36 vesting on each monthly anniversary of the effective award date (effective November 2022); and

•

The annual equity grant to directors, to be granted at or about the time of our annual meeting of stockholders, was changed from 20,000 options to 25,000 options, with the vesting schedule remaining that such options cliff vest on the date of the next year’s annual meeting of stockholders (effective November 2022).

These further changes position our individual director compensation and total aggregate director compensation between the 25th and 50th percentile compared to the 2023 peer group, consisting of publicly traded, biotechnology/pharmaceutical companies: (i) with a focus on those within the oncology space and currently in Phase 2 clinical trials; (ii) with market capitalizations generally between $150 million and $1.2 billion; (iii) with generally between 100 and 900 employees; (iv) that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and (v) preferably that have gone public in the last five years.

Following the recommendation of the compensation committee, the Board of Directors also determined to not implement stock ownership guidelines at this time. No other changes to Board of Director compensation were made for 2022.

Cash Compensation for Directors

In 2021, we generally provided the below annual cash retainer fees for service on our Board of Directors and committees. The fees for service on committees are in addition to the annual retainer fees for service on the Board of Directors.

Amount ($)
Board of Directors:
Member	40,000
Chair or Lead Independent Director	70,000
Audit Committee:
Member	7,500
Chair	15,000
Compensation Committee:
Member	5,000
Chair	10,000
Nominating and Corporate Governance Committee:
Member	3,750
Chair	7,500
Research and Development Committee:
Member	6,000
Chair	15,000

Cash retainer fees were amended in March 2022 and November 2022 as discussed above.

Equity Compensation for Directors

We grant members of the Board of Directors an initial grant of options in connection with appointment to the Board of Directors, which vest ratably in 36 monthly installments. In 2021, the initial grant was 18,000 options. In March 2022 the initial grant was increased to 40,000 options, and in November 2022 the initial grant was increased to 50,000 options, as discussed above.

We grant an annual award of options to each member of the Board of Directors, which we typically grant on or about the date of our annual meeting of stockholders. Annual award options vest in full on the date of the first annual meeting of stockholders following the grant date. In 2021, the annual grant was 9,000 options. In March 2022 the annual grant was increased to 20,000 options, and in November 2022 the annual grant was increased to 25,000 options, as discussed above.

Expense Reimbursement

Each member of our Board of Directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves. These amounts are not included in the table above.

Director Compensation Table

The following table presents the compensation awarded to, earned by or paid to our directors (other than Dr. Tehrani, whose compensation is provided in the Summary Compensation Table above) for the year ended December 31, 2021. We do not currently have director compensation in the form of share-based awards (other than stock options), non-equity incentive plan compensation or non-qualified deferred compensation.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Troy M. Cox	52,316	172,408	224,724
Kenneth Hillan	56,286	172,408	228,694
Susan Mahony	53,580	172,408	225,988
Kelvin Neu (3)	47,166	172,408	219,574
Hollings C. Renton	51,727	172,408	224,135
Natalie Sacks	59,749	172,408	232,157
Lota Zoth	90,612	172,408	263,020

(1)

The amounts set forth in this column reflect the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements –Shareholders’ Equity – Stock-Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2021.

(2)

As of December 31, 2021, directors held the following number of options to purchase Company common shares: (i) Mr. Cox, 48,000; (ii) Dr. Hillan, 59,425; (iii) Dr. Mahony, 48,000; (iv) Dr. Neu, 9,000; (v) Mr. Renton, 59,425; (vi) Dr. Sacks, 53,140; and (vii) Ms. Zoth, 61,117.

(3)

Dr. Neu joined the Company’s Board of Directors in March 2020. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, the fees earned in 2020 were remitted to Baker Bros. Advisors LP and the options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

Compensation Committee Interlocks and Insider Participation

Mr. Renton, Ms. Zoth, Dr. Mahony and Dr. Hillan served as members of the compensation committee in 2021, with Mr. Renton serving as chair of the committee. Dr. Hillan served on the compensation committee until May 2021, when he stepped down from this committee and Ms. Zoth joined. None of our compensation committee members is currently, or has been within the last completed fiscal year, one of our officers or employees or had any relationship with respect to the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serve, or have served during the last completed fiscal year, as a member of the board of directors or on the compensation committee (or other board committee performing equivalent function) of another entity where one of such entity’s executive officers served as a director or on the compensation committee of the Company.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2023 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before July 28, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., local time, on August 18, 2023, and

•	no later than 5:00 p.m., local time, on September 17, 2023.

In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., local time, on the 120th day prior to the day of our 2023 annual meeting, and

•

no later than 5:00 p.m., local time, on the 10th day following the later of the day on which public announcement of the date of such annual meeting was first made by us and the 120th day prior to the day of the annual meeting.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2021 Annual Report

Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.zymeworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

APPROVAL

The contents and the sending of this proxy statement have been approved by the Board of Directors of the Company.

DATED as of November 25, 2022.
By Order of the Board of Directors

/s/ Kenneth Galbraith
Kenneth Galbraith
Chair of the Board of Directors and Chief Executive Officer

000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes must be received by 9 a.m. PT on December 14, 2022. Online Go to www.investorvote.com/ZYME or scan the QR code — login details are located in the shaded bar below. Phone
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2022 Annual Meeting Proxy Card 1234 5678 9012 345
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C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 5 5 6 3 3 2 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03PTGCgggggggggg

2022 Annual Meeting of Stockholders of Zymeworks Inc. December 16, 2022, 9:00 a.m. PT Fairmont Waterfront Cheakamus Room 900 Canada Place Way, Vancouver, BC V6C 3L5 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at ww.investorvote.com/ZYME IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Zymeworks Inc. Notice of 2022 Annual Meeting of Stockholders of Zymeworks Inc. Proxy Solicited by Board of Directors for Annual Meeting — December 16, 2022 The undersigned stockholder(s) hereby appoint(s) Kenneth Galbraith, Neil Klompas or Christopher Astle, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZYMEWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9 a.m. Pacific Time on December 16, 2022 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Continued and to be signed on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com 000001 Mr A Sample Designation (if any) Security Class Add1 EXCHANGEABLE SHARES Add2 (Beneficiary Voting of Special Voting add3 Preferred Stock) add4 add5 Holder Account Number add6 C1234567890 IND Fold Form of Voting Instruction Card - Annual Meeting of Stockholders to be held on December 16, 2022 This Form of voting instruction card is solicited by and on behalf of Management. Notes 1. Computershare Trust Company of Canada, as share trustee under the Voting and Exchange Trust Agreement entered into with Zymeworks Inc. and the other parties thereto, will exercise voting rights allocated to the exchangeable shares as instructed in this voting instruction card. If you wish to attend the Meeting and exercise the voting rights allocated to your exchangeable shares directly, you must (1) include the name of such person in the space provided (see reverse), and (2) not have previously given the share trustee instructions on how to exercise the voting rights allocated to your exchangeable shares or have submitted a written revocation of any such previous instructions. 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this voting instruction card. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this voting instruction card with signing capacity stated. 3. This voting instruction card should be signed in the exact manner as the name(s) appear(s) on the card. 4. If a date is not inserted in the space provided on the reverse of this voting instruction card, it will be deemed to bear the date on which it was mailed to the holder by the share trustee. 5. If you do not return this card, or if you sign and return this card but do not provide voting instructions, your voting rights will not be exercised, and will not count towards quorum at the meeting. 6. The voting rights of the securities represented by this voting instruction card will be exercised in favour, or withheld, or exercised against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the voting rights of securities will be exercised accordingly. 7. This voting instruction card confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting and Proxy Statement or other matters that may properly come before the meeting or any adjournment or postponement thereof, unless prohibited by law. Fold 8. This voting instruction card should be read in conjunction with the accompanying documentation provided by the share trustee. Voting instruction card submitted must be received by 9am, PST on December 14, 2022. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet • Call the number listed BELOW from a touch tone • Go to the following web site: telephone. www.investorvote.com 1-866-732-VOTE (8683) Toll Free • Smartphone? Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this voting instruction card. Voting by mail may be the only method for securities held in the name of a corporation or voting rights being exercised on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may request to attend the Meeting and exercise the voting rights allocated to the exchangeable shares directly. Instead of mailing this voting instruction card, you may choose one of the two methods outlined above to exercise the voting rights of this voting instruction card. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 123456789012345 CPUQC01.E.INT/000001/i1234 01V9PE

MR SAM SAMPLE C1234567890 XXX 123 Print the name of the person you are appointing to attend the meeting and exercise the voting rights directly. VOTING RECOMMENDATIONS ARE INDICATED BY OVER OR NEXT TO THE BOXES. 1. Election of Directors For all Withhold all For all except 01. Troy M. Cox 02. Kenneth Hillan 03. Natalie Sacks Fold For Against Abstain 2. Advisory Vote on the compensation of named executive officers For Against Abstain 3. Appointment of Auditors Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2022. Fold Signature of Holder Signature(s) Date I/We hereby revoke any voting instructions previously given with respect to the Meeting. If no voting instructions are indicated above the voting rights of the exchangeable shares MM / DD / YY represented by this voting instruction card will not be exercised and will not count towards a quorum at the meeting. YZMQ 345225 XXXX AR0 999999999999 01V9QE